Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CENTENE CORPORATION,

WELLINGTON MERGER SUB I, INC.,

WELLINGTON MERGER SUB II, INC.

and

WELLCARE HEALTH PLANS, INC.

Dated as of March 26, 2019

TABLE OF CONTENTS

Page

ARTICLE I
THE MERGERS

iii

Exhibits

Exhibit	A Required Filings and Required Consents

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2019 (this “Agreement”), is made and entered into by and among Centene Corporation, a Delaware corporation (“Parent”), Wellington Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub I”), Wellington Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and WellCare Health Plans, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Subs, the “Parties”).

RECITALS:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions hereof;

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub I merge with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, it is proposed that the Surviving Corporation merge with and into Merger Sub II, with Merger Sub II continuing as the Final Surviving Company;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board unanimously has (a) approved and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (b) determined that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption and (d) resolved to recommend that the Company Stockholders adopt this Agreement; and

WHEREAS, the Parent Board unanimously has (a) approved and declared advisable this Agreement and the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby, (b) directed that the Parent Stock Issuance be submitted to the Parent Stockholders for approval and (c) resolved to recommend that the Parent Stockholders approve the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 Closing. The consummation of the First Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, at 9:00 a.m., New York City time, on the later of (a) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VI (except for any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition) and (b) the earlier of (1) the date during the Marketing Period to be specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company (provided that such date may be conditioned on the simultaneous completion of the Financing) and (2) the second Business Day following the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2 The First Merger.

(a) Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”). By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation in the First Merger (the “Surviving Corporation”).

(b) First Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger (the “Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The First Merger shall become effective at the time the Company duly files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the First Merger becomes effective, the “First Effective Time”).

(c) Effects of the First Merger. The First Merger shall have the effects set forth herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the Liabilities of the Company and Merger Sub I.

(d) Certificate of Incorporation and Bylaws. At the First Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub I in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “WellCare Health Plans, Inc.” and (ii) the bylaws of the Surviving Corporation shall be amended and restated to be the bylaws of Merger Sub I in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “WellCare Health Plans, Inc.”

(e) Directors and Officers of the Surviving Corporation. As of the First Effective Time, (i) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation.

Section 1.3 Second Merger.

(a) Final Surviving Company. On the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”). By virtue of the Second Merger, at the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving corporation in the Second Merger (the “Final Surviving Company”).

(b) Second Effective Time. Immediately after the First Effective Time, Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger (the “Second Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The Second Merger shall become effective at the time that Merger Sub II duly files the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Second Certificate of Merger (the time the Second Merger becomes effective, the “Second Effective Time”).

(c) Effects of the Second Merger. The Second Merger shall have the effects set forth herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Second Effective Time, the Final Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the Liabilities of the Surviving Corporation and Merger Sub II.

(d) Certificate of Incorporation and Bylaws. At the Second Effective Time, (i) the certificate of incorporation of the Final Surviving Company shall be the same as the certificate of incorporation of Merger Sub II in effect immediately prior to the Second Effective Time, except that the name of the Final Surviving Company shall be amended to be “WellCare Health Plans, Inc.”, and (ii) the bylaws of the Final Surviving Company shall be the same as the bylaws of Merger Sub II in effect immediately prior to the Second Effective Time, except that the name of the Final Surviving Company shall be amended to be “WellCare Health Plans, Inc.”

(e) Effect on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any other Person, (i) all shares of common stock, par value $0.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be paid with respect thereto and (ii) all shares of common stock, par value $0.01 per share, of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.

ARTICLE II

EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person (including the Company Stockholders or the Parent Stockholders):

(i) all shares of Company Common Stock that are owned of record or Beneficially Owned by Parent, either Merger Sub or the Company (including shares held as treasury stock or otherwise) immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (except for shares of Company Common Stock to be canceled under Section 2.1(a)(i) and Appraisal Shares) (each, a “Converted Share”) shall be (1) automatically canceled and shall cease to exist and (2) converted into the right to receive (A) subject to Section 2.3, 3.38 (such ratio, as may be adjusted under Section 2.2, the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock and (B) $120.00 in cash, without interest (such amount of cash, as may be adjusted under Section 2.2, the “Per-Share Cash Amount” and, the foregoing clauses (A) and (B), collectively, the “Merger Consideration”); and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) As of the First Effective Time, each holder of (i) a certificate that immediately prior to the First Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights related thereto, except (subject to Section 2.4) the right to receive the Merger Consideration, subject to compliance with Section 2.5, any cash in lieu of fractional shares under Section 2.3 and any dividends or other distributions payable under Section 2.5(d).

Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date hereof until the earlier of (a) the First Effective Time and (b) any termination hereof under Article VII, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Exchange Ratio (and the Per-Share Cash Amount in the case of any such action related to Company Common Stock) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.7 prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.

Section 2.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 2.1(a)(ii), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock or (c) any other rights of a holder of shares of Parent Common Stock. The Exchange Agent, acting as agent for the holders of Converted Shares that otherwise would be entitled to receive fractional shares of Parent Common Stock under Section 2.1(a)(ii), shall aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed under Section 2.1(a)(ii) and cause them to be sold on the NYSE at then-prevailing prices, and each holder of Converted Shares that otherwise would have been entitled to receive a fraction of a share of Parent Common Stock under Section 2.1(a)(ii) shall, in lieu thereof, be entitled to receive from the proceeds from such sales by the Exchange Agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds of such sales. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Converted Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Converted Shares entitled to receive such cash.

Section 2.4 Appraisal Shares. As used herein, “Appraisal Share” means any share of Company Common Stock that is outstanding immediately prior to the First Effective Time and that is held by any Person who is entitled to demand and properly demands appraisal of such share of Company Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Section 262”). At the First Effective Time, (a) by virtue of the First Merger and without any action on the part of any Party or any other Person (including the Company Stockholders and the Parent Stockholders), each Appraisal Share shall be automatically canceled and shall cease to exist and (b) each holder of an Appraisal Share shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Share under Section 262; provided, however, that, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 for such Appraisal Share, (i) the right of such holder to be paid the fair value of such Appraisal Share shall cease, such Appraisal Share shall cease to be an Appraisal Share and shall be referred to herein as a “Subsequently Converted Share” and (ii) such Subsequently Converted Share shall be deemed to be a Converted Share. The Company shall provide prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served under Section 262. Parent shall have the right to participate in and direct and control all negotiations and Actions related to such demands. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment related to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or agree to do any of the foregoing.

Section 2.5 Exchange of Company Common Stock.

(a) Prior to the First Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the First Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent (1) the aggregate number of whole shares of Parent Common Stock, assuming the effect of Section 2.3, into which Converted Shares are to be converted under Section 2.1(a)(ii)(2)(A) and (2) an amount of cash necessary to pay the cash portion of the Merger Consideration under Section 2.1(a)(ii)(2)(B), and (ii) after the First Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (1) (such shares of Parent Common Stock and cash deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). If any Appraisal Share becomes a Subsequently Converted Share, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for addition to the Exchange Fund, (A) the aggregate number of whole shares of Parent Common Stock, assuming the effect of Section 2.3, into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.4, (B) the aggregate amount of cash into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.4 and (C) on the appropriate payment date, if applicable, an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (A). The Parties intend that the Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares and Subsequently Converted Shares out of the Exchange Fund under the exchange agent agreement contemplated by Section 2.5(a). Except as provided in Section 2.5(i), the Parties intend that the Exchange Fund shall not be used for any other purpose.

(c) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable (and in no event more than five (5) Business Days) after the First Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration under Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.5(h)) and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Prior to such mailing, Parent shall cause the Exchange Agent to provide the Company with a reasonable opportunity to comment on the form of such letter of transmittal and such instructions. Upon surrender of a Certificate for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.5(h)), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange

Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, (A) cash in an amount equal to the Per-Share Cash Amount multiplied by the number of shares of Company Common Stock previously represented by such Certificate, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive for the shares of Company Common Stock represented by such Certificate under Section 2.1(a)(ii) (after taking into account all other Certificates surrendered by such holder under this Section 2.5(c)(i)), (C) any dividends or other distributions payable under Section 2.5(d)(i) and (D) cash in lieu of fractional shares of Parent Common Stock payable under Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.

(ii) Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are Converted Shares shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time, (1) cash in an amount equal to the Per-Share Cash Amount multiplied by the number of Converted Shares previously represented by such Book-Entry Shares, (2) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive for such Converted Shares under Section 2.1(a)(ii), (3) any dividends or distributions payable under Section 2.5(d)(ii) and (4) cash in lieu of fractional shares of Parent Common Stock payable under Section 2.3. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(d) Distributions Related to Unexchanged Shares.

(i) No dividends or other distributions on shares of Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder under Section 2.3, until the surrender of such Certificate (or affidavit of loss in lieu thereof) under this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) by the Exchange Agent at the time of delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i), the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Parent and (B) by Parent at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(i).

(ii) Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares under this Article II, without interest, (A) by the Exchange Agent at the time of delivery of such Parent Common Stock by the Exchange Agent under Section 2.5(c)(ii), the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Parent and (B) by Parent at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to the time of such delivery by the Exchange Agent under Section 2.5(c)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent under Section 2.5(c)(ii).

(e) The Merger Consideration issued and paid under this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (except for the right to receive dividends or other distributions, if any, under Section 2.5(d), and the right to receive cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3). After the First Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock for nine (9) months after the First Effective Time shall be delivered to the Surviving Entity, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration and any dividends or distributions on shares of Parent Common Stock as contemplated by Section 2.5(d). Any portion of the Merger Consideration provided to the Exchange Agent under Section 2.5(b) to pay for any Subsequently Converted Share shall be delivered to Parent promptly (and in any event within two (2) Business Days) of Parent’s demand to the Exchange Agent therefor; provided that, in such case, until nine (9) months after the First Effective Time, Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be delivered for such Subsequently Converted Share.

(g) None of Parent, Merger Subs, the Surviving Entity or the Exchange Agent shall be liable to any Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official under any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Entity related to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 2.5(d) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(i) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j) Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as required to be deducted and withheld related to the making of such payment under applicable Law related to Taxes. Any amount deducted or withheld under this Section 2.5(j) shall be treated as having been paid to the Person for which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required by applicable Law.

Section 2.6 Further Assurances. If, at any time after the First Effective Time, the Surviving Entity determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any right, property or asset of either of the Company or (if applicable) Merger Sub I acquired or to be acquired by the Surviving Entity as a result of, or in connection with, either Merger or otherwise to carry out this Agreement, then the agents of the Surviving Entity shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes hereof.

Section 2.7 Stock-Based Awards.

(a) 2017 Company RSUs. As of the First Effective Time, each Company RSU that was granted during or prior to the 2017 calendar year and is outstanding immediately prior to the First Effective Time (each, a “2017 Company RSU”), whether vested or unvested, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as outstanding shares of Company Common Stock. The Merger Consideration payable pursuant to this Section 2.7(a) shall be paid to the holders of such 2017 Company RSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(b) Company Director RSUs. As of the First Effective Time, each Company Director RSU that is outstanding immediately prior to the First Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as outstanding shares of Company Common Stock. The Merger Consideration payable pursuant to this Section 2.7(b) shall be paid to the holders of such Company Director RSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(c) 2018 and Subsequent Company RSUs. As of the First Effective Time, each Company RSU that is not a 2017 Company RSU or a Company Director RSU and is outstanding immediately prior to the First Effective Time (each such Company RSU, a “2018 Company RSU”) shall be converted into a restricted stock unit (each, an “Adjusted RSU”) with the same terms and conditions as were applicable to such 2018 Company RSU immediately prior to the First Effective Time (including with respect to vesting and termination-related vesting provisions) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2018 Company RSU immediately prior to the First Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(d) 2017 Company PSUs and Company Shareholder Return PSUs. As of the First Effective Time, each Company PSU and Company Shareholder Return PSU that was granted during or prior to the 2017 calendar year and is outstanding immediately prior to the First Effective Time (each, a “2017 Company PSU”), whether vested or unvested, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 on the same terms and conditions as were applicable to outstanding shares of Company Common Stock immediately prior to the First Effective Time, with the achievement of the performance-based vesting metrics applicable to each 2017 Company PSU based on the achievement of the applicable performance metrics at the actual level of performance through the Closing Date, as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination). The Merger Consideration payable pursuant to this Section 2.7(d) shall be paid to the holders of such 2017 Company PSUs as soon as practicable following the First Effective Time and in no event later than five (5) Business Days following the First Effective Time; provided that, to the extent that any payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(e) 2018 Company PSUs and Company Shareholder Return PSUs. As of the First Effective Time, each Company PSU and Company Shareholder Return PSU that was granted during the 2018 calendar year and is outstanding immediately prior to the First Effective Time (each, a “2018 Company PSU”) shall be converted into a restricted stock unit (each, a “2018 Adjusted PSU”) with the same terms and conditions as were applicable to such 2018 Company PSU immediately prior to the First Effective Time (except that the performance-based vesting conditions applicable to such 2018 Company PSU immediately prior to the First Effective Time shall not apply from and after the First Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2018 Company PSU immediately prior to the First Effective Time based on the achievement of the applicable performance metrics at the actual level of performance through the Closing Date, as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(f) 2019 Company PSUs. As of the First Effective Time, each Company PSU that was granted during the 2019 calendar year or thereafter and is outstanding immediately prior to the First Effective Time (each, a “2019 Company PSU”) shall be converted into a restricted stock unit (each, a “2019 Adjusted PSU”) with the same terms and conditions as were applicable to such 2019 Company PSU immediately prior to the First Effective Time (except that the performance-based vesting conditions applicable to such 2019 Company PSU immediately prior to the First Effective Time shall not apply from and after the First Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2019 Company PSU immediately prior to the First Effective Time with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(g) 2019 Company Shareholder Return PSUs. As of the First Effective Time, each Company Shareholder Return PSU that was granted during the 2019 calendar year or thereafter and is outstanding immediately prior to the First Effective Time (each, a “2019 Company Shareholder Return PSU”) shall be converted into a restricted stock unit (each, an “Adjusted Shareholder Return PSU”) with the same terms and conditions as were applicable to such 2019 Company Shareholder Return PSU immediately prior to the First Effective Time (except that the performance-based vesting conditions applicable to such 2019 Company Shareholder Return PSU immediately prior to the First Effective Time shall not apply from and after the First Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such 2019 Company Shareholder Return PSU immediately prior to the First Effective Time based on the achievement of the applicable performance metrics at the actual level of performance through the Closing Date, as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(h) Company Actions. Prior to the First Effective Time, the Company Board or a committee thereof with necessary authority shall take actions (including adopting resolutions) as may be necessary or desirable to provide for or give effect to the transactions contemplated by this Section 2.7. Prior to any such adoption, the Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions. No later than three (3) Business Days prior to the date that the Company provides its calculations as to the achievement of the performance metrics applicable to the 2017 Company PSUs, 2018 Company PSUs and 2019 Company Shareholder Return PSUs to the Company Board or a committee thereof, the Company shall provide such calculations to Parent. The Company shall consider in good faith any reasonable comments or adjustments to such calculations by Parent prior to providing such calculations to the Company Board or a committee thereof.

(i) Parent Actions. Parent shall take such actions as are necessary for the grant of the Adjusted RSUs, 2018 Adjusted PSUs, 2019 Adjusted PSUs and Adjusted Shareholder Return PSUs pursuant to this Section 2.7, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.7. As soon as reasonably practicable following the First Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to the Adjusted RSUs, 2018 Adjusted PSUs, 2019 Adjusted PSUs, and Adjusted Shareholder Return PSUs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents publicly filed with or publicly furnished to the SEC from January 1, 2018 to the date prior to the date hereof (collectively, the “Pre-Signing Company Reports”) (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Company Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Pre-Signing Company Report that is predictive or forward-looking in nature and (ii) any exhibit to any such Pre-Signing Company Report (provided, however, that any disclosure in any such

Pre-Signing Company Report shall not qualify the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.2(f), Section 3.3, Section 3.4, Section 3.20 and Section 3.21 and in the first sentence of each of Section 3.2(d), Section 3.8(d), Section 3.9(a), Section 3.14(a) and Section 3.15(a))) or (b) subject to Section 8.14(k), the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subs as follows:

Section 3.1 Organization; Good Standing; Corporate Power; Company Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b) The Company’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database. The Company’s Constituent Documents are in full force and effect, and the Company is not in violation of any of its Constituent Documents.

(c) Section 3.1(c) of the Company Disclosure Schedule lists all of the Company’s Significant Subsidiaries as of the date hereof, including each Company Significant Subsidiary’s jurisdiction of incorporation, formation or organization. Each Company Significant Subsidiary and each Company Regulated Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing or in good standing as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Significant Subsidiary and each Company Regulated Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. As used herein, “Company Subsidiary” means each Subsidiary of the Company and together with the Company, the “Company Entities,” and “Company Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X.

(d) Each Company Significant Subsidiary’s and each Company Regulated Subsidiary’s Constituent Documents are in full force and effect, and no Company Significant Subsidiary is in violation of any of its Constituent Documents.

(e) Prior to the date hereof, the Company has made available to Parent correct and complete copies of the Constituent Documents of each material Company Subsidiary that is not wholly owned by one (1) or more Company Entities.

Section 3.2 Company Capitalization.

(a) The authorized capital stock of the Company is (i) 100,000,000 shares of Company Common Stock, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b) As of the close of business on March 21, 2019 (the “Capitalization Date”), there were (i) 50,302,215 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) no shares of Company Common Stock owned by the Company as treasury stock, (iv) 845,893 shares of Company Common Stock reserved for issuance under outstanding awards and rights under the Company Stock Plan, of which (1) 423,890 shares of Company Common Stock related to outstanding Company PSUs (assuming achievement of the applicable performance metrics at the target level), (2) 162,233 shares of Company Common Stock related to outstanding Company Shareholder Return PSUs (assuming achievement of the applicable performance metrics at the target level), (3) 251,742 shares of Company Common Stock related to outstanding Company RSUs, and (4) 8,028 shares of Company Common Stock related to outstanding Company Director RSUs, and (v) 591,024 shares of Company Common Stock reserved for issuance for future awards under the Company Stock Plan (assuming achievement of the applicable performance metrics at the maximum performance level). Since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Equity Awards, and the Company has not issued any shares of Company Common Stock, except in satisfaction of the vesting or exercise of (in each case, under their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(v) of the foregoing sentence, the “Outstanding Company Equity Securities”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other antidilutive rights. Except for (x) the Outstanding Company Equity Securities and (y) Equity Securities of the Company issued on or after the date hereof to the extent permitted by Section 5.1(b)(ii), no Equity Securities in the Company are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Company Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock or other Equity Securities in the Company in connection with (i) required Tax withholding in connection with the vesting of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Company Entity.

(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities in any Company Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party related to the voting, registration or disposition of, or that restricts the transfer of, any Equity Securities in any Company Entity.

(e) The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities in the Company Subsidiaries and the passive ownership, in the ordinary course of business, of Equity Securities listed on a national securities exchange, no Company Entity owns of record or Beneficially Owns any Equity Securities in any Person (including the Company) valued in excess of $100,000. No Company Entity is obligated to form, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person, in each case, in excess of $100,000 (except for any Company Subsidiary that is wholly owned by one (1) or more Company Entities).

(f) Section 3.2(f) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the name of the Company Stock Plan under which the award was granted and (iv) the date of grant and vesting terms.

Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to the adoption hereof by the holders of a majority of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The Company’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and, assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a) and, for the First Merger, obtainment of the Company Stockholder Approval, consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company’s part. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Subs’ respective due authorization, execution and delivery hereof, this Agreement is the Company’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the

“Bankruptcy and Equitable Exceptions”). Assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a), the Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock or any Equity Securities in any Company Entity necessary to adopt this Agreement and approve the First Merger or the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the “Company Recommendation”). Subject to Section 5.4, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. Assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a), such resolutions are sufficient to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, the restrictions of Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Mergers and the other transactions contemplated hereby. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the First Merger.

(c) Assuming the accuracy of the representations and warranties in the last sentence of Section 4.3(a), no restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable to the Mergers or the other transactions contemplated hereby.

(d) Neither the Company nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to and including the date hereof has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent.

Section 3.4 No Conflicts; Consents and Approvals.

(a) The Company’s execution and delivery hereof does not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of the Company, any Company Significant Subsidiary or any Company Regulated Subsidiary, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.4(b) and obtainment of the Company Stockholder Approval and the Parent Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Company Entity under, any Contract to which any Company Entity is a party or by which any asset of a Company Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s execution and delivery hereof does not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, a “Consent”) of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(iii) the Filings required by the Exchange Act, the Securities Act, the rules and regulations of the NYSE or state securities or “blue-sky” Laws;

(iv) the Filings and Consents listed in Section 3.4(b)(iv) of the Company Disclosure Schedule (the “Specified Filings and Consents”);

(v) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since December 31, 2016 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since December 31, 2016, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) have been prepared from the books and records of the Company Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which are material to the Companies Entities, taken as a whole)). Except as required by GAAP and disclosed in the Company SEC Documents, between December 31, 2018 and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.

(c) The Company is, and since December 31, 2016 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed to the

Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and Section 3.5(d) of the Company Disclosure Schedule summarizes any such disclosure made after December 31, 2018. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents, to the Company’s Knowledge none of the Company SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations or, to the Company’s Knowledge, any SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or, to the Company’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of any Company Entity.

(e) To the Company’s Knowledge, since December 31, 2016, none of the Company Entities or any of their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion or claim that any Company Entity has engaged in questionable accounting or auditing practices.

(f) No Company Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Company Entity), or any director, manager or officer, of any Company Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(g) No Company Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, due or to become due (“Liabilities”), except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements, (ii) for any Liability (other than any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action or that is an environmental Liability or clean-up obligation) incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements or (iii) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

(h) For each Company Regulated Subsidiary that submits statutory financial statements to an applicable Governmental Authority, prior to the date hereof, (i) the Company has made available to Parent correct and complete copies of the statutory financial statements of such Company Regulated Subsidiary as filed with the applicable Governmental Authorities for the year ended December 31, 2018 and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (together, the “Company Subsidiary SAP Statements”) or (ii) the Company Subsidiary SAP Statements are otherwise publicly available. The Company Subsidiary SAP Statements were prepared from the books and records of the applicable Company Regulated Subsidiary, fairly present, in all material respects, the respective statutory financial condition of such Company Regulated Subsidiary at the respective dates thereof, and the statutory results of operations for the periods then ended under Applicable SAP applied on a consistent basis in all material respects throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

(i) For each Company Regulated Subsidiary that does not produce statutory financial statements but submits financial statements to an applicable Governmental Authority, prior to the date hereof, the Company has made available to Parent correct and complete copies of the financial statements of such Company Regulated Subsidiary, as filed with the applicable domestic regulators since December 31, 2018 and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (the “Company Subsidiary Statements”). The Company Subsidiary Statements fairly present, in all material respects, the respective financial condition of each such Company Regulated Subsidiary at the respective dates thereof, and the results of operations for the periods then ended under applicable accounting rules applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

(j) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that the Company does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 3.6 Absence of Certain Changes or Events. Since December 31, 2018 through the date hereof, (a) except for the Company’s negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby, the Company Entities have conducted their businesses (taken as a whole) in the ordinary course of business in all material respects, and (b) neither a Company Material Adverse Effect nor any event, change, effect, development or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect has occurred.

Section 3.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no, and since December 31, 2016 have been no, Actions pending or, to the Company’s Knowledge, threatened against any Company Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Company Entities, or, to the Company’s Knowledge, any of their respective officers, directors, employees or agents in their respective capacity as such, are subject to, or since December 31, 2016 have been subject to, any outstanding Order.

Section 3.8 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity is, and since December 31, 2015 has been, in compliance with all applicable Laws, (ii) since December 31, 2015, no Company Entity has received any written notice alleging that any Company Entity has violated any applicable Law and (iii) to the Company’s Knowledge, no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Entity holds, and since December 31, 2015 has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

(ii) each Company Entity is, and since December 31, 2015 has been, in compliance with all such Permits, and to the Company’s Knowledge, no event has occurred since December 31, 2015 through the date hereof that reasonably would constitute a default or violation of any such Permit;

(iii) there are no, and since December 31, 2015 have been no, Actions pending or, to the Company’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and

(iv) no Company Entity has, since December 31, 2015, received any written notice alleging that any Company Entity is not in compliance with, or has violated, any such Permit, notifying any Company Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) since December 31, 2015, no Company Entity, and to the Company’s Knowledge no officer, director or manager of a Company Entity, has entered into or been a party to any Contract (including any settlement or corporate integrity agreement) with any Governmental Authority arising from any actual or alleged violation of any applicable Law (except for the 2011 Corporate Integrity Agreement);

(ii) (1) no Company Entity, and to the Company’s Knowledge no officer, director or manager of a Company Entity, since December 31, 2015, has been subject to any investigation, audit, sanction, program integrity review, suit, arbitration, mediation or other Action or proceeding by a Governmental Authority or Government Sponsored Health Care Program, or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority or Government Sponsored Health Care Program, which alleges or asserts that any Company Entity or any officer, director or manager of a Company Entity has violated any applicable Law or which requires or seeks to adjust, modify or alter any Company Entity’s operations, activities, services, payments, reimbursements or financial condition that has not been fully and finally resolved and (2) Section 3.8(c) of the Company Disclosure Schedule lists all appeals by any Company Entity pending as of the date hereof before any administrative law judge, departmental appeal board or other appellate board or administrative body, court or other Governmental Authority in connection with an enforcement action or other Action against a Company Entity by CMS, by a state Medicaid agency or pursuant to any applicable Law or Health Care Program;

(iii) since December 31, 2015, (1) the enrollment, coverage, reporting, recordkeeping, billing, coding, claims and complaint handling practices of the Company Entities have been in compliance with all applicable Laws, (2) each Company Entity has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by such Company Entity to a Governmental Authority or Health Care Program and (3) each Company Entity has implemented and maintained a compliance program, including policies, procedures and training, intended to ensure compliance with all applicable Health Care Laws, and each Company Entity is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter;

(iv) since December 31, 2015, none of the Company Entities or any current director, officer, manager, employee or, to the Company’s Knowledge, any contractor or agent thereof, in his or her capacity as such has knowingly submitted to any Governmental Authority any statements, certifications, registrations, filings or submissions that were false or fraudulent, or knowingly failed to disclose a fact required to be disclosed to any Governmental Authority, including any such statement that could cause a Governmental Authority to take an enforcement or regulatory action against a Company Entity, its business or any such director, officer, manager, employee, contractor or agent;

(v) each Company Entity has adopted and implemented policies, procedures, trainings and programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, third-party marketing organizations and similar entities with which they do business are in compliance with all applicable Laws, and since December 31, 2015, each Company Entity has prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or Governmental Authority audits, inspections, investigations or examinations of such Company Entity’s business;

(vi) to the Company’s Knowledge, as of the date hereof, each of the employees providing material clinical, medical, dental, pharmacy or other professional services for or on behalf of a Company Entity that requires a Permit holds a valid and unrestricted Permit to provide such services and is performing only those services that are permitted by such Permit, and each Company Entity verifies before hire and prior to renewal that all such Permits are valid and unrestricted;

(vii) prior to hire or engagement and monthly thereafter, the Company verifies that no officer, director, manager, employee, or other Person providing services to or on behalf of the Company is suspended, excluded or debarred from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority; and

(viii) since December 31, 2015, no Company Entity or any director, officer or employee thereof (1) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any other applicable Health Care Law, (2) has been suspended, debarred or excluded from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority or has been subject to any Action that could result in such suspension, exclusion or debarment, which has not been fully and finally resolved, (3) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (4) has been a party to or subject to any Action concerning any of the matters described in the foregoing clauses (1)–(3).

(d) Section 3.8(d) of the Company Disclosure Schedule sets forth each Company Subsidiary that is a Regulated Business (each, a “Company Regulated Subsidiary”), the Permits establishing such Company Regulated Subsidiary as a Regulated Business, including the expiration date of each such Permit, and the state where each Company Regulated Subsidiary is domiciled or commercially domiciled for Regulated Business purposes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) (1) since December 31, 2016, each Company Regulated Subsidiary has filed all reports, data, financial statements, documents, agreements, claims, submissions, notices, registrations, Company Subsidiary SAP Statements and all other Filings (including Filings related to premium rates, rating plans, policy terms and other terms established or used by such Company Regulated Subsidiary), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (2) as of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such Filing complied with applicable Law;

(ii) all such Filings were correct and in compliance with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such Filing which have not been fully and finally resolved;

(iii) since December 31, 2016, each Company Entity has performed its obligations related to the Company Subsidiary Insurance Agreements under the terms thereof;

(iv) since December 31, 2016, all premium rates, rating plans and policy terms established or used by the Company or any Company Regulated Subsidiary that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the premiums charged conform to the premiums so filed or approved and comply with applicable Insurance Laws; and

(v) each of the Company Regulated Subsidiaries that participates in such Government Sponsored Health Care Program (1) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Company Regulated Subsidiary currently participates, and (2) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(e) The Company Entities complied in all material respects with their respective obligations, covenants and agreements under the 2011 Corporate Integrity Agreement. The 2011 Corporate Integrity Agreement has been terminated and is not in force or effect, and no Company Entity has any Liability thereunder.

Section 3.9 Employee Benefit Plans; ERISA.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all of the material Company Benefit Plans as of the date hereof. With respect to each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of the material terms of any such Benefit Plan not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the most recent annual report (Form 5500) filed with the Department of Labor and most recent actuarial reports and financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service; and (vi) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modification.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and to the Company’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit

Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) During the previous six (6) years, none of the Company Entities nor any of their respective ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Entity has any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) None of the Company Entities, any Company Benefit Plan or, to the Company’s Knowledge, any trustee, administrator or other third-party fiduciary or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) No material Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(f) There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as required by applicable Law, no material Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Company Entity has any obligation to provide such benefits other than any payment or reimbursement of COBRA premiums as part of a severance benefit.

(h) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or natural person service provider of the Company Entities to severance pay or any material increase in severance pay,

(ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Company Entities under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any material Company Benefit Plan on or following the First Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Company Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 3.10 Labor Matters.

(a) No Company Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or other employee representative body; and, to the Company’s Knowledge, no employee of any Company Entity is represented by a labor union or other employee representative body.

(b) To the Company’s Knowledge, (i) there are no pending material activities or proceedings of any labor union or other employee representative body to organize any employees of any Company Entity and (ii) since December 31, 2016, no pending demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other employee representative body.

(c) There is no pending or, to the Company’s Knowledge, any threatened material labor dispute, strike or work stoppage against any Company Entity that may materially interfere with the business activities of such Company Entity.

(d) To the Company’s Knowledge, and except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) since December 31, 2016, no allegations of sexual harassment have been made against any officer of any Company Entity or any employee of any Company Entity at the level of Vice President or above and (ii) no employee of any Company Entity is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation (1) to any Company Entity or (2) to a former employer of any such employee relating (A) to the right of any such employee to be employed by such Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.11 Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) each Company Entity is, and since December 31, 2016 has been, in compliance with all applicable Environmental Laws, (ii) no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any applicable Environmental Law and (iii) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity;

(b) each Company Entity holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;

(c) no Hazardous Substance has been used, generated, treated, released or otherwise existing at, on, under or emanating from any property currently or formerly owned, leased or operated by any Company Entity;

(d) no Company Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Substances;

(e) there is no property to which any Company Entity has transported or arranged for the transport of Hazardous Substances which would reasonably be expected to become the subject of an environmental-related Action against any Company Entity; and

(f) no Company Entity has assumed, by contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

Section 3.12 Title to Assets; Real Property.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for tangible assets sold, used or disposed of in the ordinary course of business since December 31, 2018), free and clear of any Lien thereon (except for any Permitted Lien).

(b) As of the date of this Agreement, the Company does not own any real property, and no Company Entity is a party to any Contract that obligates such Company Entity to purchase any material real property or any interest therein. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) a Company Entity has a good and valid leasehold interest, subject to the terms of each applicable lease, sublease and other Contract (all such leases, subleases or other Contracts, collectively, the “Company Real Property Leases”), under which each Company Entity uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by such Company Entity (any such parcel, the “Company Leased Real Property”), in each case, free and clear of any Lien thereon (except for any Permitted Lien);

(ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Leased Real Property that would reasonably be expected to impair the existing use of the Company Leased Real Property by any Company Entity;

(iii) to the Company’s Knowledge, there are no outstanding options or rights of first refusal in favor of any other Person to purchase any Company Leased Real Property that would reasonably be expected to impair the existing use of such Company Leased Real Property by any Company Entity; and

(iv) no Company Entity has received any written notice of any pending or, to the Company’s Knowledge, condemnation proceeding related to any Company Leased Real Property.

Section 3.13 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a) each Company Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, and the Company Entities have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(b) there are no current audits, examinations or other proceedings pending or, to the Company’s Knowledge, threatened with regard to any Taxes of any Company Entity;

(c) no Company Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(d) there are no Liens for Taxes upon any property or assets of the Company Entities, except for Permitted Liens;

(e) no Company Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Company Entity), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (other than the Company Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(f) no Company Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder;

(g) in the last three (3) years, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(h) as of the date hereof, no Company Entity has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Company Material Contracts.

(a) Except for any Company Material Contract filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Schedule lists each Company Material Contract as of the date hereof. For purposes hereof, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound:

(i) any Contract required to be filed by the Company under Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan);

(ii) any Contract (including any Contract that has expired to the extent any Company Entity is providing services under such Contract as if it was not expired, but excluding, for the avoidance of doubt, any expired Contract pursuant to which a Company Entity is only processing claims for services rendered during the term of such Contract prior to such expiration) (an “Expired Contract”) that is (1) an agreement with a Governmental Authority pursuant to which any Company Entity provides benefits to a beneficiary under a Government Sponsored Health Care Program, but excluding (A) any Medicare or Medicaid Contract with a Governmental Authority pursuant to which any Company Entity provides health care benefits only to such Governmental Authority’s employees, former employees, retirees or their respective dependents and (B) any Contract with respect to a state pharmaceutical assistance program, or (2) constituting a qualified health plan agreement with a state or federally facilitated health insurance exchange;

(iii) (1) any Contract that is a material reinsurance or coinsurance agreement or retrocession treaty (A) to which any Company Entity is a party as a cedent or a reinsurer or (B) that was assumed from a Person (except for wholly owned Company Subsidiary) or (2) any such Contract that is terminated or expired but under which there remains any material outstanding Liability, in each case, except for Contracts solely between Company Entities;

(iv) any Contract that is a Provider Contract with any of the Company Entities’ thirteen (13) largest Providers, measured in terms of aggregate medical claim payments received from the Company Entities during the fiscal year ended December 31, 2018, excluding any retail pharmacy, mail pharmacy or specialty pharmacy agreement;

(v) any Contract that by its express terms either (1) limits the ability of any Company Entity from engaging or competing in any line of business that is material to the Company Entities, taken as a whole, in any geographic area in any material respect, or (2) upon consummation of the Mergers, would purport to limit the ability of Parent or any of its Subsidiaries (except for the Surviving Entity or any of the Company Subsidiaries) from engaging or competing in any line of business that is material to Parent and its Subsidiaries, taken as a whole, in any geographic area in any material respect, in each case excluding any Contract with a Governmental Authority that, by its terms, limits the geographic areas in which any Company Entity may offer its services;

(vi) any Contract relating to a partnership, joint venture, profit-sharing or similar arrangement, that is in each case material to the Company Entities, taken as a whole;

(vii) any Contract limiting or otherwise limiting the ability of any Company Entity to pay dividends or make distributions on any Equity Security therein;

(viii) any Contract pursuant to which the Company has incurred Indebtedness, or loan money or otherwise extended credit to any Person (except for any wholly owned Company Subsidiary), in each case, in excess of $10,000,000, except for account receivables, account payables and advances to Providers, in each case, incurred or arising in the ordinary course of business;

(ix) any Company Real Property Lease, or lease or sublease of tangible personal property used or held by any Company Entity, under which any Company Entity made payments during the year ended December 31, 2018 of more than $2,000,000 in the aggregate;

(x) any Contract that is a (1) retail pharmacy agreement, (2) mail order pharmacy agreement, (3) specialty pharmacy agreement or (4) pharmacy benefit management agreement, that, in the case of each of the foregoing clauses (1)–(4), is material to the Company Entities, taken as a whole;

(xi) any Contract providing for material outsourcing of claims, call centers or information technology services (including via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements), excluding any Contract under which any Company Entity made payments during the year ended December 31, 2018 of less than $10,000,000;

(xii) any Contract under which any Company Entity (1) acquires, uses or has the right to use any Intellectual Property owned by a third Person that is material to the business of the Company Entities (except for (A) generally commercially available, unmodified Software under which any Company Entity made payments during the year ended December 31, 2018 of less than $10,000,000, (B) agreements entered into with employees and independent contractors of the Company Entities substantially consistent with the Company Entities’ form employee and independent contractor agreements and entered into in the ordinary course of business consistent with past practice, (C) confidentiality or non-disclosure agreements entered into in the ordinary course of business consistent with past practice, or (D) contracts primarily for the provision of services where the granting or obtaining (or agreement to obtain) a nonexclusive right to use, or permission or agreement to permit any other Person to nonexclusively use, any Intellectual Property incidental to the services being provided in such Contract), (2) transfers, licenses or otherwise grants to any third Person the right to use or acquire any material Intellectual Property owned by any Company Entity (other than (A) for purposes of providing services to or receiving services from any Company Entity in the ordinary course of business consistent with past practice, or (B) Contracts entered into by any of the Company Entities with customers granting nonexclusive licenses incidental to the Company Entities’ products and services, in the ordinary course of business consistent with past practice) or (3) is restricted in any material respect from using, registering or asserting any Intellectual Property material to the business of the Company Entities (such agreements described in the foregoing clauses (1)–(3), the “Company IP Agreements”);

(xiii) any Contract that provides for any most favored nation provision or equivalent preferential terms (including any provider network agreements), exclusivity or similar obligations to which any Company Entity is subject to, which is material to the Company Entities, taken as a whole (or, following the consummation of the transactions contemplated hereby, would be material to Parent and its Subsidiaries, including the Surviving Entity and its Subsidiaries (taken as a whole));

(xiv) any Contract providing for the acquisition or disposition by any Company Entity of any material assets (including Equity Securities in another Person), whether by merger, sale of stock, sale of assets or otherwise, and under which such Company Entity has material continuing obligations following the date hereof (excluding indemnification obligations under which there are no pending claims); and

(xv) any Contract that resulted in payment to or from any Company Entity during the year ended December 31, 2018 of more than $30,000,000, except for any (1) Provider Contract, (2) Contract with any external sales agent, broker or producer, (3) Contract with any Employer Group, or (4) Contract that is otherwise of a type described in Section 3.14(a)(i)–Section 3.14(a)(xiv) (in each case without giving effect to any qualification by materiality or monetary threshold set forth therein).

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions, and (ii) no Company Entity is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default under any Company Material Contract. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (1) since December 31, 2016, no Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract and (2) no Company Entity has received any written notice of the intention of any party to a Company Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

(c) Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts.

Section 3.15 Intellectual Property; Software.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all Company Material Intellectual Property owned by any Company Entity as of the date hereof that is currently registered or subject to a pending application for registration with a Governmental Authority (collectively, the “Company Registered Intellectual Property”). A Company Entity is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property and, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all other Intellectual Property owned or purported to be owned by the Company Entities (including the Intellectual Property created by employees and contractors within the scope of their employment or engagement by Company Entities), free and clear of any Lien thereon (except for any Permitted Lien and the Company IP Agreements). All Company Registered Intellectual Property is subsisting, has not been abandoned or canceled and, to the Company’s Knowledge, is valid and enforceable in all material respects.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of the Company Entities’ businesses as currently conducted.

(c) There are, and since December 31, 2016, have been, no material Actions pending or, to the Company’s Knowledge, threatened (including cease and desist letters or requests for a license), against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Company Registered Intellectual Property owned or purported to be owned by a Company Entity.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) the operation of the Company Entities’ respective businesses as currently conducted and as conducted since December 31, 2016, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to any Company Entity and (2) since December 31, 2016, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;

(iii) each Company Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Company Material Intellectual Property and of confidential information of other Persons possessed by any Company Entities, and, since December 31, 2016, there has been no loss of trade secret rights or confidentiality with respect thereto due to a breach of confidentiality by any Company Entities or, to the Knowledge of the Company, by any Person to which any such information has been provided by a Company Entity;

(iv) (1) each Company Entity takes and has taken reasonable actions to maintain the operation of all Company Software and Company IT Assets, including by implementing reasonable disaster recovery incident response plans and, as applicable, through contractual obligations requiring third-party providers of material hosted services to take such actions, and (2) since December 31, 2016, there has been no failure in, or disruptions of, the Company IT Assets (including, for clarity, with respect to any third-party providers of such Company Software and Company IT Assets) that has not been fully remedied; and

(v) (1) all Company Software which is owned by any Company Entity functions substantially in compliance with applicable documentation and specifications, (2) the Company IT Assets are sufficient for the conduct of the business of the Company Entities, taken as a whole, as currently conducted, (3) the Company Entities maintain and enforce policies to protect against unauthorized use of Open Source Software and, to the Company’s Knowledge, no Software or other material that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (“Open Source Software”) has been incorporated into or distributed with any Company Software by or on behalf of any Company Entity in a manner that would (A) either currently or upon its distribution, require any Company Software (in whole or in part) to be licensed, sold or disclosed, (B) grant the right to make derivative works of any Company Software (in whole or in part) or (C) render such Company Software subject to any of the licenses that govern such Open Source Software and (4) the Company Entities take reasonable measures to protect against, and to the Company’s Knowledge, the Company Software does not contain, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Company IT Assets or information or other data (or all parts thereof) or other Software or IT assets of users.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no source code for any Company Software or collections of data that is owned or purported to be owned by any Company Entities and that is material to the businesses of the Company Entities (i) has been provided, licensed or made available to any customer, business partner, escrow agent or other Person other than employees of Company Entities and other than immaterial portions made available to contractors or other service providers solely for the purpose of providing services to the Company Entities, and (ii) no Company Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code or such material collections of data to any customer, business partner, escrow agent or other Person, in each case (i) and (ii) excluding the delivery or making available of data in the ordinary course of business to operate managed care, health insurance or pharmacy benefits, as applicable.

(f) Since December 31, 2016, the Company Entities have not provided or authorized access or rights to material collections of data collected, generated or otherwise possessed by the Company Entities, whether in raw, de-identified or aggregated form, to any Persons for material use beyond provisions or access in the ordinary course of business to operate managed care, health insurance or pharmacy benefits, as applicable.

Section 3.16 Data Protection and Privacy. Except as has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect:

(a) (i) each Company Entity maintains, and since December 31, 2016 has adopted, implemented and maintained a data privacy and security compliance program that complies in all material respects with all applicable Privacy/Cybersecurity Requirements, that is designed and implemented so as to protect Company IT Assets and Personal Information against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure thereof and that includes reasonably comprehensive plans, policies, procedures and organizational, technical and physical safeguards that are designed and implemented so as to protect the Company IT Assets and Personal Information, (ii) the Company Entities are, and since December 31, 2016, have been, in compliance with all Privacy/Cybersecurity Requirements, including all HIPAA Commitments, applicable to the Company Entities, (iii) to the Company’s Knowledge, since December 31, 2016, no Person has gained unauthorized access, including any such access that requires disclosure to a Governmental Authority under applicable Law, with respect to any Personal Information transmitted or processed by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company Entities, or used, accessed or disclosed any such Personal Information or Company IT Assets for any illegal or unauthorized purpose, (iv) since December 31, 2016, no Company Entity has received written notice of any claims, and to the Company’s Knowledge, there have been no Actions (including any investigation or written notice), from any Governmental Authority or other Person relating to noncompliance with, or alleging a violation by a Company Entity of, any Privacy/Cybersecurity Requirements and (v) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and

(b) without limiting Section 3.16(a), since December 31, 2016, (i) no Company Entity has received any notice from any Governmental Authority or other Person in respect of any alleged noncompliance with HIPAA, the HIPAA Commitments or any other Privacy/Cybersecurity Requirements, (ii) no breach, unauthorized access, information security event or other noncompliance with respect to the Privacy/Cybersecurity Requirements of any Company Entity has occurred, including any breach of Protected Health Information (as those terms are defined at 45 C.F.R. 164.402) that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity, (iii) no other breach of Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity has occurred that requires disclosure to a Governmental Authority under applicable Law and (iv) no Company Entity is or has been in breach or default under any Contract with respect to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality or protection of Company IT Assets or Personal Information.

Section 3.17 Reserves. The loss reserves and other actuarial amounts of the Company Regulated Subsidiaries as of December 31, 2018 recorded in the Company SEC Documents and the Company Subsidiary SAP Statements (i) were determined in all material respects under ASOPs in effect on that date (except as otherwise noted in such financial statements, including the notes thereto), (ii) are fairly stated in all material respects under generally accepted actuarial principles and (iii) include provisions for all actuarial reserves that were required at that time to be established by applicable Laws based on facts known to the Company as of such date; provided that, without diminishing or affecting the foregoing, it is acknowledged and agreed by Parent and Merger Subs that the Company is not making any representation or warranty hereunder, including in any other agreement, document, schedule or instrument to be delivered in connection with this Agreement, that the reserves referred to in this Section 3.17 have been or shall be sufficient or adequate for the purposes for which they were established or that reinsurance taken into account in determining the amount of such reserves shall be collectible.

Section 3.18 Capital or Surplus Maintenance. As of the date hereof, no Company Regulated Subsidiary is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Laws of general application.

Section 3.19 Insurance.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Company Policies are in full force and effect and no Company Entity is in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy;

(ii) since December 31, 2016, each Company Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary for companies in the United States conducting the businesses conducted by such Company Entity;

(iii) since December 31, 2016, no Company Entity has received any written communication notifying it of any (1) cancellation or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy or (c) adjustment in the amount of the premiums payable under any Company Policy; and

(iv) there is no Action pending by any Company Entity against any insurance carrier under any Company Policy.

(b) For purposes hereof, “Company Policy” means any insurance policy naming any Company Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Company Entity is obligated to pay all or part of the premiums as of the date hereof.

Section 3.20 Broker’s Fees. Except for the Company Financial Advisor, the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 3.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC (the “Company Financial Advisor”) that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Converted Shares pursuant hereto is fair, from a financial point of view, to such holders and, as of the date of such opinion, such opinion has not been modified or withdrawn.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBS

Except as disclosed in (a) the Parent SEC Documents publicly filed with or publicly furnished to the SEC from January 1, 2018 to the date prior to the date hereof (collectively, the “Pre-Signing Parent Reports”) (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Parent Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Pre-Signing Parent Report that is predictive or forward-looking in nature and (ii) any exhibit to any such Pre-Signing Parent Report) (provided, however, that any disclosure in any such Pre-Signing Parent Report shall not qualify the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.15, Section 4.16 and Section 4.17)) or (b) subject to Section 8.14(k), the Parent Disclosure Schedule, Parent and Merger Subs represent and warrant to the Company as follows:

Section 4.1 Organization; Good Standing; Corporate Power.

(a) Each of Parent and each Merger Sub is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. Each of Parent and each Merger Sub has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and each Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b) Parent’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database. Parent’s Constituent Documents are in full force and effect, and Parent is not in violation of any of its Constituent Documents.

(c) Each Parent Significant Subsidiary and each Parent Regulated Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing or in good standing as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Significant Subsidiary and each Parent Regulated Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. As used herein, “Parent Significant Subsidiary” means any Parent Subsidiary that constitutes a “significant subsidiary” of Parent within the meaning of Rule 1-02 of Regulation S-X.

(d) Each Parent Significant Subsidiary’s and each Parent Regulated Subsidiary’s Constituent Documents are in full force and effect, and no Parent Subsidiary is in violation of any of its Constituent Documents.

Section 4.2 Parent and Merger Subs Capitalization; Operations of Merger Subs.

(a) The authorized capital stock of Parent is (i) 800,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, and the authorized capital stock of Merger Sub II consists of 1,000 shares of common stock, par value $0.01 per share. Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub I, free and clear of any Lien thereon, and Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub II, free and clear of any Lien thereon.

(b) As of the close of business on the Capitalization Date, there were (i) 413,190,621 shares of Parent Common Stock issued and outstanding (including no shares of Parent Common Stock related to Parent RSAs), (ii) no shares of Parent Preferred Stock issued or outstanding, (iii) 5,733,695 shares of Parent Common Stock owned by Parent as treasury stock, (iv) 23,731,922 shares of Parent Common Stock reserved for issuance under outstanding awards and rights under the Parent Stock Plans, of which (1) 95,200 shares of Parent Common Stock related to outstanding Parent Stock Options, (2) 2,166,173 shares of Parent Common Stock related to outstanding Parent PSUs (assuming achievement of the applicable performance metrics at the target level), and (3) 9,144,426 shares of Parent Common Stock related to outstanding Parent RSUs and (v)12,356,123 shares of Parent Common Stock reserved for issuance for future awards under the Parent Stock Plan. Since the close of business on the Capitalization Date through the date hereof, Parent has not issued or granted any Parent Equity

Awards, and Parent has not issued any shares of Parent Common Stock, except in satisfaction of the vesting or exercise of (in each case, under their respective terms) any Parent Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Parent Common Stock, together with the outstanding Equity Securities of Parent described by the foregoing clauses (i)–(v), the “Outstanding Parent Equity Securities”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other antidilutive rights. Except for (A) the Outstanding Parent Equity Securities and (B) Equity Securities of Parent issued on or after the date hereof to the extent permitted by Section 5.2(b)(ii), no Equity Securities in Parent are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Parent Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other Equity Securities in Parent in connection with (i) required Tax withholding in connection with the vesting of Parent Equity Awards and (ii) forfeitures of Parent Equity Awards, no Parent Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Parent Entity.

(d) There is no Indebtedness of any Parent Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Parent Stockholders or any holder of Equity Securities in any Parent Entity may vote. There are no stockholder agreements, voting trusts or other Contracts to which any Parent Entity is a party related to the voting, registration, or disposition of, or that restrict the transfer of, any Equity Securities in any Parent Entity.

(e) Since its date of incorporation or formation, as applicable, neither Merger Sub has carried on any business or conducted any operations other than in connection herewith and with the transactions contemplated hereby.

Section 4.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Each of Parent and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to (i) the approval of the Parent Stock Issuance by the affirmative vote of the holders of a majority of the votes cast by the shares of Parent Common Stock represented and entitled to vote thereon at the Parent Stockholders Meeting, as required by Section 312.03 of the NYSE Listed Company Manual (the “Parent Stockholder Approval”) and (ii) Parent’s adoption of this Agreement, in its capacity as the sole stockholder of each Merger Sub, to consummate the transactions contemplated hereby. Each of Parent’s and each Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and, assuming the accuracy of the representations and warranties in the last sentence of Section 3.3(a), for the Parent Stock Issuance, obtainment of the Parent Stockholder Approval and, for the First Merger, Parent’s adoption of this Agreement, in its capacity as the sole stockholder of each Merger Sub, consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of

Parent and Merger Subs. Each of Parent and each Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement is Parent’s and Merger Subs’ respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions. Assuming the accuracy of the representations and warranties in the last sentence of Section 3.3(a), the Parent Stockholder Approval is the only approval of holders of any shares of Parent Capital Stock or any Equity Securities in any Parent Entity necessary to approve any transaction contemplated hereby. Neither Parent nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to and including the date hereof has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(b) At a meeting duly called and held, the Parent Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby, (ii) directing that the Parent Stock Issuance be submitted to the Parent Stockholders for approval and (iii) resolving to recommend that the Parent Stockholders approve the Parent Stock Issuance (the “Parent Recommendation”). Subject to Section 5.5, the Parent Board has not rescinded, modified or withdrawn such resolutions in any way.

(c) Assuming the accuracy of the representation and warranty in Section 3.3(d), no restrictions on business combinations in any Takeover Laws are applicable to the Mergers or the other transactions contemplated hereby.

(d) The board of directors of Merger Sub I unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the First Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the First Merger and the other transactions contemplated hereby are in the best interests of Merger Sub I and Parent, as its sole stockholder, and (iii) directing that this Agreement be submitted to Parent for its adoption as the sole stockholder of Merger Sub I, in each case, by an action by written consent.

(e) The board of directors of Merger Sub II unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Second Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Second Merger and the other transactions contemplated hereby are in the best interests of Merger Sub II and Parent, as its sole stockholder, and (iii) directing that this Agreement be submitted to Parent for its adoption as the sole stockholder of Merger Sub II, in each case, by an action by written consent.

Section 4.4 Consents and Approvals; No Conflicts.

(a) Each of Parent’s and each Merger Sub’s execution and delivery hereof does not, each of Parent’s and each Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of Parent, any Parent Significant Subsidiary or any Parent Regulated Subsidiary, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b), obtainment of the Company Stockholder Approval and the Parent Stockholder Approval and Parent’s adoption of this Agreement, in its capacity as the sole stockholder of each Merger Sub, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Parent Entity under, any Contract to which any Parent Entity is a party or by which any asset of a Parent Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent’s and each Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Subs’ performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Parent Entity to make Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Form S-4 and Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(iii) Filings required by the Exchange Act, the Securities Act, the rules and regulations of the NYSE or state securities or “blue-sky” Laws;

(iv) the Specified Filings and Consents;

(v) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Parent with the SEC since December 31, 2016 (collectively, together with any documents filed with or furnished to the SEC during such period by Parent to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Parent SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Parent SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Parent SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or has at any time since December 31, 2016, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”) (i) have been prepared from the books and records of the Parent Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Parent Entities’ consolidated financial position as at the respective dates thereof and the Parent Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which are material to the Parent Entities, taken as a whole)). Except as required by GAAP and disclosed in the Parent SEC Documents, between December 31, 2018 and the date hereof, Parent has not made or adopted any material change in its accounting methods, practices or policies.

(c) Parent is, and since December 31, 2016 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Parent has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Parent Entities are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Entities. Parent has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the

Parent SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has disclosed to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in Parent’s internal control over financial reporting, and Section 4.5(d) of the Parent Disclosure Schedule summarizes any such disclosure made after December 31, 2018. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Parent SEC Documents, to Parent’s Knowledge none of the Parent SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations or, to Parent’s Knowledge, any SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or, to Parent’s Knowledge, threatened, in each case under this sentence, related to any accounting practices of any Parent Entity.

(e) To Parent’s Knowledge, since December 31, 2016, none of the Parent Entities or any of their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion or claim that any Parent Entity has engaged in questionable accounting or auditing practices.

(f) No Parent Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Parent Entity), or any director, manager or officer of any Parent Entity or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by Parent under Item 404 of Regulation S-K under the Exchange Act.

(g) No Parent Entity has any Liabilities, except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements, (ii) for any Liability (excluding any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action or that is an environmental Liability or clean-up obligation) incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Parent SEC Financial Statements or (iii) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. No Parent Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Parent Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

(h) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that Parent does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2018 through the date hereof, (a) except for Parent’s negotiation of, and entry into, this Agreement and the consummation of the transactions contemplated hereby, the Parent Entities have conducted their businesses (taken as a whole) in the ordinary course of business in all material respects, and (b) neither a Parent Material Adverse Effect nor any event, change, effect, development or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect has occurred.

Section 4.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no, and since December 31, 2016 have been no, Actions pending or, to Parent’s Knowledge, threatened against any Parent Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Parent Entities, or, to Parent’s Knowledge, any of their respective officers, directors, employees or agents in their respective capacity as such, are subject to, or since December 31, 2016 have been subject to, any outstanding Order.

Section 4.8 Compliance with Laws; Permits.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Entity is, and since December 31, 2015 has been, in compliance with all applicable Laws, (ii) since December 31, 2015, no Parent Entity has received any written notice alleging that any Parent Entity has violated any applicable Law and (iii) to Parent’s Knowledge, no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Parent Entity under any applicable Law.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each Parent Entity holds, and since December 31, 2015 has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

(ii) each Parent Entity is, and since December 31, 2015 has been, in compliance with all such Permits, and to Parent’s Knowledge, no event has occurred since December 31, 2015 through the date hereof that reasonably would constitute a default or violation of any such Permit;

(iii) there are no, and since December 31, 2015 have been no, Actions pending or, to Parent’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and

(iv) no Parent Entity has, since December 31, 2015, received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any such Permit, notifying any Parent Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) since December 31, 2015, no Parent Entity, and to Parent’s Knowledge no officer, director or manager of a Parent Entity, has entered into or been a party to any Contract (including any settlement or corporate integrity agreement) with any Governmental Authority arising from any actual or alleged violation of any applicable Law (except for the 2011 Corporate Integrity Agreement);

(ii) (1) no Parent Entity, and to Parent’s Knowledge no officer, director or manager of a Parent Entity, since December 31, 2015, has been subject to any investigation, audit, sanction, program integrity review, suit, arbitration, mediation or other Action or proceeding by a Governmental Authority or Government Sponsored Health Care Program, or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority or Government Sponsored Health Care Program, which alleges or asserts that any Parent Entity or any officer, director or manager of a Parent Entity has violated any applicable Law or which requires or seeks to adjust, modify or alter any Parent Entity’s operations, activities, services, payments, reimbursements or financial condition that has not been fully and finally resolved and (2) Section 4.8(c) of the Parent Disclosure Schedule lists all appeals by any Parent Entity pending as of the date hereof before any administrative law judge, departmental appeal board or other appellate board or administrative body, court or other Governmental Authority in connection with an enforcement action or other Action against a Parent Entity by CMS, by a state Medicaid agency or pursuant to any applicable Law or Health Care Program;

(iii) since December 31, 2015, (1) the enrollment, coverage, reporting, recordkeeping, billing, coding, claims and complaint handling practices of the Parent Entities have been in compliance with all applicable Laws and Contracts, (2) each Parent Entity has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by such Parent Entity to a Governmental Authority or Health Care Program and (3) each Parent Entity has implemented and maintained a compliance program, including policies, procedures and training, intended to ensure compliance with all applicable Health Care Laws, and each Parent Entity is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter;

(iv) since December 31, 2015, none of the Parent Entities or any current director, officer, manager, employee or, to Parent’s Knowledge, any contractor or agent thereof, in his or her capacity as such has knowingly submitted to any Governmental Authority any statements, certifications, registrations, filings or submissions that were false or fraudulent, or knowingly failed to disclose a fact required to be disclosed to any Governmental Authority, including any such statement that could cause a Governmental Authority to take an enforcement or regulatory action against a Parent Entity, its business or any such director, officer, manager, employee, contractor or agent.

(v) each Parent Entity has adopted and implemented policies, procedures, trainings and programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, third-party marketing organizations and similar entities with which they do business are in compliance with all applicable Laws, and since December 31, 2015, each Parent Entity has prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or Governmental Authority audits, inspections, investigations or examinations of such Parent Entity’s business;

(vi) to Parent’s Knowledge, as of the date hereof, each of the employees providing material clinical, medical, dental, pharmacy or other professional services for or on behalf of a Parent Entity that requires a Permit holds a valid and unrestricted Permit to provide such services and is performing only those services that are permitted by such Permit, and each Parent Entity verifies before hire and prior to renewal that all such Permits are valid and unrestricted;

(vii) prior to hire or engagement or monthly thereafter, Parent verifies that no officer, director, manager, employee or other Person providing services to or on behalf of Parent is suspended, excluded or debarred from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority; and

(viii) since December 31, 2015, no Parent Entity or any director, officer or employee thereof (1) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any other applicable Health Care Law, (2) has been suspended, debarred or excluded from participation in any Government Sponsored Health Care Program or from contracting with any Governmental Authority or has been subject to any Action that could result in such suspension, exclusion or debarment which has not been fully and finally resolved, (3) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (4) has been a party to or subject to any Action concerning any of the matters described in the foregoing clauses (1)–(3).

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (1) since December 31, 2016, each Parent Subsidiary that is a Regulated Business (each, a “Parent Regulated Subsidiary”) has filed all reports, data, documents, agreements, claims, submissions, notices, registrations, statutory financial statements of such Parent Regulated Subsidiary (and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto) and all other Filings (including Filings related to premium rates, rating plans, policy terms and other terms established or used by such Parent Regulated Subsidiary), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (2) as of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such Filing complied with applicable Law;

(ii) all such Filings were correct and in compliance with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such Filing which have not been fully and finally resolved;

(iii) since December 31, 2016, each Parent Entity has performed its obligations related to the Parent Subsidiary Insurance Agreements under the terms thereof;

(iv) since December 31, 2016, all premium rates, rating plans and policy terms established or used by Parent or any Parent Regulated Subsidiary that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the premiums charged conform to the premiums so filed or approved and comply with applicable Insurance Laws; and

(v) each of the Parent Regulated Subsidiaries that participates in such Government Sponsored Health Care Program (1) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Parent Regulated Subsidiary currently participates, and (2) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and to Parent’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Parent Benefit Plan or related trust. Each Parent Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) During the previous six (6) years, none of the Parent Entities nor any of their respective ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Parent Entity has any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) None of the Parent Entities, any Parent Benefit Plan or, to Parent’s Knowledge, any trustee, administrator or other third-party fiduciary or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject Parent or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(d) There are no pending or, to Parent’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Parent Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to Parent’s Knowledge, threatened related to any Parent Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Except as required by applicable Law, no material Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Parent Entity has any obligation to provide such benefits other than any payment or reimbursement of COBRA premiums as part of a severance benefit.

(f) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or natural person service provider of the Parent Entities to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require the Parent to transfer or set aside any assets to fund any benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Parent Entities under any Parent Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any material Parent Benefit Plan on or following the First Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Parent Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Parent Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 4.10 Labor Matters.

(a) No Parent Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or other employee representative body; and, to Parent’s Knowledge, no employee of any Parent Entity is represented by a labor union or other employee representative body.

(b) To Parent’s Knowledge, (i) there are no pending material activities or proceedings of any labor union or other employee representative body to organize any employees of any Parent Entity and (ii) since December 31, 2016, no pending demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other employee representative body.

(c) There is no pending or, to Parent’s Knowledge, any threatened material labor dispute, strike or work stoppage against any Parent Entity that may materially interfere with the business activities of such Parent Entity.

(d) To Parent’s Knowledge, and except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) since December 31, 2016, no allegations of sexual harassment have been made against any officer of any Parent Entity or any employee of any Parent Entity at the level of Vice President or above and (ii) no employee of any Parent Entity is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation (1) to any Parent Entity or (2) to a former employer of any such employee relating (A) to the right of any such employee to be employed by such Parent Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.11 Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) each Parent Entity is, and since December 31, 2016 has been, in compliance with all applicable Environmental Laws, (ii) no Parent Entity has received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any applicable Environmental Law and (iii) there are no Environmental Claims pending or, to Parent’s Knowledge, threatened against any Parent Entity;

(b) each Parent Entity holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;

(c) no Hazardous Substance has been used, generated, treated, released or is otherwise existing at, on, under or emanating from any property currently or formerly owned, leased or operated by any Parent Entity;

(d) no Parent Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Substances;

(e) there is no property to which any Parent Entity has transported or arranged for the transport of Hazardous Substances which would reasonably be expected to become the subject of an environmental-related Action against any Parent Entity; and

(f) no Parent Entity has assumed, by contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

Section 4.12 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) each Parent Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, and the Parent Entities have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(b) there are no current audits, examinations or other proceedings pending or, to Parent’s Knowledge, threatened with regard to any Taxes of any Parent Entity;

(c) no Parent Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(d) there are no Liens for Taxes upon any property or assets of the Parent Entities, except for Permitted Liens;

(e) no Parent Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Parent Entity), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Parent Entities) or (iii) has any Liability for Taxes of any Person (other than the Parent Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(f) no Parent Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder;

(g) in the last three (3) years, no Parent Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(h) as of the date hereof, no Parent Entity has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13 Intellectual Property; Software.

(a) A Parent Entity is the sole and exclusive beneficial and record owner of all Parent Material Intellectual Property that is currently registered or subject to a pending application for registration with a Governmental Authority (collectively, the “Parent Registered Intellectual Property”) and, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, a Parent Entity is the sole and exclusive owner of all other Intellectual Property owned or purported to be owned by the Parent Entities (including the Intellectual Property created by employees and contractors within the scope of their employment or engagement by Parent Entities), free and clear of any Lien thereon (except for any Permitted Lien and the Parent IP Agreements). All Parent Registered Intellectual Property is subsisting, has not been abandoned or canceled and, to Parent’s Knowledge, is valid and enforceable in all material respects.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, a Parent Entity owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of the Parent Entities’ businesses as currently conducted.

(c) There are, and since December 31, 2016, have been, no material Actions pending or, to Parent’s Knowledge, threatened (including cease and desist letters or requests for a license), against any Parent Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Parent Registered Intellectual Property owned or purported to be owned by a Parent Entity.

(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the operation of the Parent Entities’ respective businesses as currently conducted and as conducted since December 31, 2016, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to Parent’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to any Parent Entity and (2) since December 31, 2016, no Parent Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;

(iii) each Parent Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Parent Material Intellectual Property and of confidential information of other Persons possessed by any Parent Entities, and, since December 31, 2016, there has been no loss of trade secret rights or confidentiality with respect thereto due to a breach of confidentiality by any Parent Entities or, to the Knowledge of Parent, by any Person to which any such information has been provided by a Parent Entity;

(iv) (1) each Parent Entity takes and has taken reasonable actions to maintain the operation of all Parent Software and Parent IT Assets, including by implementing reasonable disaster recovery incident response plans and, as applicable, through contractual obligations requiring third-party providers of material hosted services to take such actions, and (2) since December 31, 2016, there has been no failure in, or disruptions of, the Parent IT Assets (including, for clarity, with respect to any third-party providers of such Parent Software and Parent IT Assets) that has not been fully remedied; and

(v) (1) all Parent Software which is owned by any Parent Entity functions substantially in compliance with applicable documentation and specifications, (2) the Parent IT Assets are sufficient for the conduct of the business of the Parent Entities, taken as a whole, as currently conducted, (3) the Parent Entities maintain and enforce policies to protect against unauthorized use of Open Source Software and, to Parent’s Knowledge, no Software or other material that is distributed as Open Source Software has been incorporated into or distributed with any Parent Software by or on behalf of any Parent Entity in a manner that would (A) either currently or upon its distribution, require any Parent Software (in whole or in part) to be licensed, sold or disclosed, (B) grant the right to make derivative works of any Parent Software (in whole or in part) or (C) render such Parent Software subject to any of the licenses that govern such Open Source Software and (4) the Parent Entities take reasonable measures to protect against, and to Parent’s Knowledge, the Parent Software does not contain, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Parent IT Assets or information or other data (or all parts thereof) or other Software or IT assets of users.

Section 4.14 Data Privacy and Protection. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) each Parent Entity maintains, and since December 31, 2016 has adopted, implemented and maintained a data privacy and security compliance program that complies in all material respects with all applicable Privacy/Cybersecurity Requirements, that is designed and implemented so as to protect Parent IT Assets and Personal Information against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure of thereof and that includes reasonably comprehensive plans, policies, procedures and organizational, technical and physical safeguards that are designed and implemented so as to protect the Parent IT Assets and Personal Information, (ii) the Parent Entities are, and since December 31, 2016, have been, in compliance with all Privacy/Cybersecurity Requirements, including all HIPAA Commitments, applicable to the Parent Entities, (iii) to Parent’s Knowledge, since December 31, 2016, no Person has gained unauthorized access, including any such access that requires disclosure to a Governmental Authority under applicable Law, with respect to any Personal Information transmitted or processed by or stored on any Parent IT Assets or otherwise possessed or controlled by or for the Parent Entities, or used, accessed or disclosed any such Personal Information or Parent IT Assets for any illegal or unauthorized purpose, (iv) since December 31, 2016, no Parent Entity has received written notice of any claims, and to Parent’s Knowledge, there have been no Actions (including any investigation or written notice), from any Governmental Authority or other Person relating to noncompliance with, or alleging a violation by a Parent Entity of, any Privacy/Cybersecurity Requirements and (v) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and

(b) without limiting Section 4.14(a), since December 31, 2016, (i) no Parent Entity has received any notice from any Governmental Authority or other Person in respect of any alleged noncompliance with HIPAA, the HIPAA Commitments or any other Privacy/Cybersecurity Requirements, (ii) no breach, unauthorized access, information security event or other noncompliance with respect to the Privacy/Cybersecurity Requirements of any Parent Entity has occurred, including any breach of Protected Health Information (as those terms are defined at 45 C.F.R. 164.402) that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Parent Entity, (iii) no other breach of Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Parent Entity has occurred that requires disclosure to a Governmental Authority under applicable Law and (iv) no Parent Entity is or has been in breach or default under any Contract with respect to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality or protection of Parent IT Assets or Personal Information.

Section 4.15 Financing. Parent has delivered to the Company a correct and complete fully executed copy of the commitment letter, dated as of March 26, 2019 between Parent and the Financing Sources, including all exhibits, schedules, annexes and amendments to such letter as in effect as of the date hereof (the “Commitment Letter”), under which and subject to the terms and conditions thereof the lenders thereunder have committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”). Parent has also delivered to the Company a correct and complete (a) fully executed copy of the fee letters (the “Fee Letter”) entered into in connection with the Commitment Letter and Engagement Letter and (b) the engagement letter, dated as of March 26, 2019 between Parent and the Financing Sources, including all exhibits, schedules, annexes and amendments to such letter as in effect as of the date hereof (the “Engagement Letter”); provided that the provisions in each of the Fee Letter and the Engagement Letter related solely to fees and other commercially sensitive numbers and provisions therein may be redacted, in each case so long as such redactions do not impact the conditionality or the availability of the Financing on the Closing Date. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery hereof, and the respective commitments under the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery hereof. As of the date hereof, except for the Commitment Letter, the Fee Letter and the Engagement Letter, there are no other Contracts, side letters or other arrangements to which any Parent Entity, or any of its Affiliates, is a party or by which any Parent Entity, or any of its Affiliates, is bound relating to the availability, timing, amount or conditionality of the Financing. As of the execution and delivery hereof, the Commitment Letter is in full force and effect and is the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, except as limited by the Bankruptcy and Equitable Exceptions. Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Commitment Letters, Fee Letter or Engagement Letter to be paid on or before the date hereof. There are no conditions precedent express or implied (including under any “market flex” provisions) related to the funding of the full amount of, or the availability of, or the timing for the receipt thereof, of the Financing under the Commitment Letter, other than as expressly provided in the Commitment Letter and the unredacted portions of the Fee Letter. Subject to the terms and conditions of the Commitment Letter, assuming the satisfaction of the conditions set forth in Article VI and assuming completion of the Marketing Period, the net proceeds contemplated from the Financing, together with cash on hand and marketable securities of Parent and of the Company Entities as of the First Effective Time, will, in the aggregate, be sufficient for the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid under Article II at the Closing, the funding of any required refinancings, repurchases, consents or repayments of any existing Indebtedness of the Company or Parent in connection with the First Merger, and the payment of all fees and expenses reasonably expected to be incurred by Parent, Merger Subs and the Surviving Entity in connection with the First Merger and the Financing, in each case, excluding any payment in respect of Appraisal Shares (collectively, such amount, the “Required Funding Amount”). As of the date hereof, no event has occurred which would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a default) by Parent or either Merger Sub under the Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the Financing shall not be satisfied or that the Financing shall not be available to Parent on the Closing Date.

Section 4.16 Broker’s Fees. Except for the Parent Financial Advisors, the fees and expenses of which shall be paid by Parent under Parent’s engagement letters therewith, no Parent Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 4.17 Opinions of Parent Financial Advisors.

(a) The Parent Board has received the opinion of Allen & Company LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the Merger Consideration to be paid by Parent in the First Merger pursuant to this Agreement is fair, from a financial point of view, to Parent and, as of the date of this Agreement, such opinion has not been modified or withdrawn.

(b) The Parent Board has received the opinion of Barclays Capital Inc. (collectively with Allen & Company LLC, the “Parent Financial Advisors”) to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock in the First Merger is fair, from a financial point of view, to Parent and, as of the date hereof, such opinion has not been modified or withdrawn.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company Business Prior to the First Effective Time.

(a) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.1(a) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to (i) preserve intact in all material respects its business organization and goodwill, (ii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, (iii) maintain in effect in all material respects the Company Entities’ programs with respect to its CMS star ratings and (iv) preserve relationships with its customers, suppliers and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by the Company or any Company Subsidiary to the extent expressly permitted by Section 5.1(b) will be a breach of this Section 5.1(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.1(b) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend any of their respective Constituent Documents;

(ii) issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of Company Capital Stock or any other Equity Securities in any Company Entity, except for (1) the issuance of shares of Company Common Stock upon the vesting of Company Equity Awards, to the extent (x) outstanding on the Capitalization Date or granted thereafter as permitted by clause (3) below and (y) required hereunder or under the Company Stock Plan or governing award agreement, (2) any issuance, grant or sale of Equity Securities in a Company Entity to the Company or any wholly owned Company Subsidiary or (3) the issuance of Company Equity Awards to the extent permitted by, and in accordance with the terms of, Section 5.1(b)(ii) of the Company Disclosure Schedule;

(iii) redeem, purchase or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity, except for the acquisition of shares of Company Common Stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding Company Equity Awards, or adjust, split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;

(iv) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities in any Company Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;

(v) (1) except for borrowings under the Company’s Existing Credit Facility that are used to manage the Company’s ordinary course cash flow needs, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any other Person (except for a wholly owned Company Subsidiary), (2) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary), (3) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing or (4) except in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money;

(vi) sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, including any material license, Intellectual Property, operation, right, product line, business or interest, except (1) in the ordinary course of business consistent with past practice (which, in the case of licenses to Intellectual Property, are non-exclusive), (2) for dispositions of assets no longer used or expiration of Intellectual Property at the end of its statutory term or (3) for dispositions solely among the Company Entities;

(vii) (1) merge or consolidate with any Person or (2) (A) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital (except for such transactions among the Company Entities) or (B) except in the ordinary course of business consistent with past practice, acquire any assets (other than Equity Securities, which are addressed by the foregoing clause (A)) from any Person (except for a wholly owned Company Subsidiary), except for, in the case of this clause (2), (I) acquisitions of Equity Securities in the ordinary course of business under the Company’s investment portfolio consistent with the Company treasury’s investment policy in effect as of the date hereof and (II) acquisitions or investments not in excess of $10,000,000 in the aggregate;

(viii) make or authorize any payment of, accrual or commitment for capital expenditures in any calendar year that would exceed by more than 110% the aggregate amount of capital expenditures budgeted for such calendar year in Section 5.1(b)(viii) of the Company Disclosure Schedule;

(ix) other than in the ordinary course of business consistent with past practice, enter into, materially modify or terminate any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract (other than an Expired Contract), or waive, release or assign any material rights or claims thereunder; provided, however, that in no event shall any Company Entity be permitted to enter into any Contract that would be a Company Material Contract under Section 3.14(a)(v), Section 3.14(a)(vi), Section 3.14(a)(vii) or Section 3.14(a)(xiii);

(x) except as required by the terms of any Company Benefit Plan in effect as of the date hereof, (1) increase the compensation or benefits provided to any current or former director, officer, employee or natural person service provider of the Company Entities other than base salary increases in the ordinary course of business consistent with past practice not to exceed 4.25% in the aggregate over the base salary levels in effect as of the date hereof, (2) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or natural person service provider of the Company Entities other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice to those officers, employees or natural person service providers who terminate employment or service following the date hereof, (3) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company Entities other than accelerating the time of payment or vesting of cash-based compensation or benefits in the ordinary course of business consistent with past practice, (4) establish, adopt, enter into, terminate or amend any material Company Benefit Plan or establish, adopt or enter into any material plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (5) hire any Person to be an officer or employee of any Company Entity or engage any other individual independent contractor to provide services to any Company Entity, other than the hiring of employees with annual base pay not in excess of $300,000 in the ordinary course of business consistent with past practices, (6) terminate the employment of any current officer or employee with annual base pay in excess of $300,000 other than for cause or (7) amend or modify any performance criteria, metrics or targets under any Company Benefit Plan such that, as compared to those criteria, metrics or targets under any Company Benefit Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(xi) adopt, enter into, modify, amend or terminate any collective bargaining agreement or similar agreement;

(xii) engage in any action, or fail to take any action, that would cause a partial or complete withdrawal, or would give rise to any material Liability for any partial or complete withdrawal, under any multiemployer plan within the meaning of Section 3(37) of ERISA;

(xiii) except for any settlement, compromise or waiver relating in any way to the processing or payment of claims to Providers, settle or compromise, or waive any right related to, any Action, except for any Action (other than any Action relating to Taxes) involving only monetary relief where the amount paid in settlement or compromise is less than $5,000,000, individually, or $20,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such Action by any Company Entity as of the date hereof;

(xiv) except as required by GAAP, Applicable SAP or any Governmental Authority with jurisdiction over the business of the applicable Company Entity, as applicable, make any material change in financial accounting methods, principles or practices used by any Company Entity;

(xv) (1) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of any Company Entity or (2) restructure, recapitalize or reorganize;

(xvi) (1) make or change any material Tax election, (2) file any material amended Tax Return, (3) change any material Tax accounting method, (4) settle, compromise or surrender any material Action relating to Taxes, in excess of the amount of accrued reserves on the Company SEC Financial Statements related to such matter, (5) consent to any extension or waiver of any limitation period related to any claim or assessment for Taxes, (6) surrender any material claim for a refund of Taxes or (7) file any material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice;

(xvii) other than in the ordinary course of business consistent with past practice, terminate, suspend, abrogate, amend or modify (1) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (2) any other material Permit, in the case of each of the foregoing clauses (1) and (2), in a manner material and adverse to the Company Entities, taken as a whole;

(xviii) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable Law, GAAP or Applicable SAP; or

(xix) agree, resolve, authorize or commit to take any action prohibited by this Section 5.1.

(c) The Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent, materially delay or materially impede the Mergers or the other transactions contemplated hereby.

(d) Without limiting Section 5.1(a) or Section 5.1(b), nothing in this Section 5.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the First Effective Time.

Section 5.2 Parent Conduct of Business Prior to the First Effective Time.

(a) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.2(a) of the Parent Disclosure Schedule or (z) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to (i) preserve intact in all material respects its business organization and goodwill, (ii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, (iii) maintain in effect in all material respects Parent’s and its Subsidiaries’ programs with respect to its CMS star ratings and (iv) preserve relationships with its customers, suppliers and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by Parent or any Parent Subsidiary to the extent expressly permitted by Section 5.2(b) will be a breach of this Section 5.2(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.2(b) of the Parent Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the First Effective Time, Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i) (1) amend the certificate of incorporation of Parent or (2) amend any other Constituent Documents of any Parent Entity in a manner materially adverse to the Company Stockholders;

(ii) issue, grant or sell any shares of Parent Capital Stock or any other Equity Securities in any Parent Entity, except (1) for the issuance, grant or sale of any shares of Parent Capital Stock or other such Equity Securities for or in excess of fair market value, (2) for the grant or issuance of Parent Equity Awards to employees, directors or individual independent contractors of any Parent Entity under the Parent Stock Plans, (3) the issuance or sale of Parent Common Stock under Parent’s employee stock purchase plan, (4) for shares of Parent Common Stock issuable upon the vesting of Parent Equity Awards, (5) in connection with the Parent Stock Issuance, (6) any issuance, grant or sale of Equity Securities in a Parent Entity to Parent or any wholly owned Parent Subsidiary or (7) in connection with any acquisition of assets or Equity Securities, any investment or any merger, consolidation, business combination or similar transaction permitted hereunder, including any financing thereof;

(iii) adjust, split, combine, subdivide, consolidate or reclassify any shares of Parent Capital Stock;

(iv) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Parent Common Stock or other Equity Securities in any Parent Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for dividends and distributions by a direct or indirect Parent Subsidiary to Parent or another direct or indirect Parent Subsidiary or dividend equivalents that accrue pursuant to the terms of any Parent Equity Awards; or

(v) agree, resolve, authorize or commit to take any action prohibited by this Section 5.2.

(c) Except as set forth in Section 5.2(c) of the Parent Disclosure Schedule, Parent shall not, and shall cause the Parent Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent, materially delay or materially impede the Mergers or the other transactions contemplated hereby.

(d) Without limiting Section 5.2(a), Section 5.2(b) or Section 5.2(c), nothing in this Section 5.2 shall give the Company the right to control or direct the operations of any Parent Entity prior to the First Effective Time.

Section 5.3 Preparation of the Form S-4 and the Joint Proxy Statement; Information Supplied; Stockholders Meetings.

(a) As promptly as reasonably practicable after the date hereof, (i) each of Parent and the Company shall commence a broker search under Section 14a-13 under the Exchange Act related to setting a record date for the Parent Stockholders Meeting and the Company Stockholders Meeting, respectively, and (ii) Parent and the Company shall cooperate in good faith in the preparation of, and shall jointly prepare, (1) the proxy statement relating to the Parent Stockholder Approval and the Company Stockholder Approval (the “Joint Proxy Statement”) and (2) the registration statement on Form S-4 to be filed with the SEC by Parent for the registration under the Securities Act of the Parent Stock Issuance (the “Form S-4”). Each of Parent and the Company shall cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the Exchange Act, the Securities Act and any other applicable Law. Unless the Company Board has made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Joint Proxy Statement shall include the Company Recommendation, and unless the Parent Board has made a Parent Change of Recommendation as permitted by Section 5.5(e) or Section 5.5(f), the Joint Proxy Statement shall include the Parent Recommendation. Each of Parent and the Company shall provide to the other Party for inclusion in the Joint Proxy Statement or the Form S-4 all information, financial or otherwise, concerning itself (including any acquired entities for which financial statements are required to be included in the Form S-4) and its controlled Affiliates as reasonably requested by the other Party, including, in the case of the Company, using its commercially reasonable efforts to provide all information concerning itself necessary to enable Parent to prepare the pro forma financial statements and related footnotes required to be included in the Form S-4 and Joint Proxy Statement.

(b) Parent shall file the Form S-4 in preliminary form with the SEC as soon as reasonably practicable after the date hereof, and each of Parent and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided that, prior to filing the Form S-4 in preliminary or final form, filing the Joint Proxy Statement in definitive form or mailing the Joint Proxy Statement to the Parent Stockholders or the Company Stockholders, each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on such document and consider in good faith the comments thereon of the other Party. Parent and the Company shall promptly (i) notify the other Party in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4 and (ii) provide the other Party with a copy of any substantive correspondence received from the SEC related to the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use reasonable best efforts (1) to cooperate in good faith related to, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4; provided that each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith the comments thereon of the other Party, and (2) to cause the SEC to declare the Form S-4 effective as soon as reasonably practicable after Parent files the Form S-4 in preliminary form with the SEC. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective controlled Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Form S-4 or the Joint Proxy Statement unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Parent shall advise the Company of the time that the SEC declares the Form S-4 effective under the Securities Act (such time, the “Form S-4 Effectiveness Time”) or the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, in each case, promptly after Parent’s receipt of notice thereof.

(c) As soon as reasonably practicable after the date hereof, in consultation with Parent, the Company shall duly set a record date, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Company Record Date”) (and the Company shall use reasonable best efforts to cause the Company Record Date to be the same date as the Parent Record Date), for a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Joint Proxy Statement in definitive form with the SEC and mail the Joint Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting; provided, however, that:

(i) the Company may postpone or adjourn the Company Stockholders Meeting:

(1) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present; or

(2) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting;

(ii) the Company shall postpone or adjourn the Company Stockholders Meeting, upon Parent’s written request and at Parent’s direction, for a period of up to ten (10) Business Days if the Company delivers a Company Recommendation Change Notice under Section 5.4 within five (5) Business Days before the then-scheduled date of the Company Stockholders Meeting; and

(iii) a proposal to adopt this Agreement, a proposal for an advisory vote on certain compensation payable to executive officers of the Company in connection with the First Merger and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof shall be the only proposals to be voted on at the Company Stockholders Meeting.

(d) As soon as reasonably practicable after the date hereof, in consultation with the Company, Parent shall duly set a record date, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Parent Record Date”) (and Parent shall use reasonable best efforts to cause the Parent Record Date to be the same date as the Company Record Date) for a meeting of the Parent Stockholders for the purpose of seeking the Parent Stockholder Approval (the “Parent Stockholders Meeting”) and mail the Joint Proxy Statement to the Parent Stockholders entitled at the Parent Stockholders Meeting, duly call and give notice of the Parent Stockholders Meeting and, as promptly as reasonably practicable after the Parent Record Date, duly convene and hold the Parent Stockholders Meeting. Parent shall not delay convening, or postpone or adjourn, the Parent Stockholders Meeting; provided, however, that:

(i) Parent may postpone or adjourn the Parent Stockholders Meeting:

(1) after consultation with the Company, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval to be received at the Parent Stockholders Meeting, whether or not a quorum is present; or

(2) after consultation with the Company, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Parent Board has determined in good faith after consultation with outside legal counsel is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting;

(ii) Parent shall postpone or adjourn the Parent Stockholders Meeting, upon the Company’s written request and at the Company’s direction, for a period of up to ten (10) Business Days if Parent delivers a Parent Recommendation Change Notice under Section 5.5 within five (5) Business Days before the then-scheduled date of the Parent Stockholders Meeting; and

(iii) a proposal to approve the Parent Stock Issuance and a proposal to approve the adjournment of the Parent Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Parent Stock Issuance shall be the only proposals to be voted on at the Parent Stockholders Meeting.

(e) Each of Parent and the Company shall use reasonable best efforts to call for and initially schedule the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date. If the Company Board has not made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Company shall use reasonable best efforts to (i) solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption hereof and any proposal on an advisory vote on certain compensation payable to executive officers of the Company in connection with the First Merger or to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (ii) take all other actions necessary or advisable to obtain the Company Stockholder Approval. If the Parent Board has not made a Parent Change of Recommendation as permitted by Section 5.5(e) or Section 5.5(f), Parent shall use reasonable best efforts to (1) solicit from the Parent Stockholders entitled to vote at the Parent Stockholders Meeting proxies in favor of the approval of the Parent Stock Issuance and (2) take all other actions necessary or advisable to obtain the Parent Stockholder Approval.

(f) If, at any time prior to the First Effective Time, Parent or the Company discovers any information relating to Parent or the Company or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and Parent and the Company shall promptly and jointly prepare an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Parent Stockholders and the Company Stockholders.

(g) Notwithstanding (i) any Company Change of Recommendation or Parent Change of Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Affiliates or Representatives of an Alternative Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Affiliates or Representatives of an Alternative Parent Acquisition Proposal or (iii) anything herein to the contrary, unless this Agreement is terminated under Article VII, Parent’s and the Company’s respective obligations under this Section 5.3 shall continue in full force and effect, subject to the express exceptions under this Section 5.3.

Section 5.4 No Company Solicitation.

(a) The Company shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Company Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company shall not, and shall cause each of its controlled Affiliates and Representatives not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of an Alternative Company Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Company Acquisition Proposal or provide any information to any Person in connection with, or related to, any Alternative Company Acquisition Proposal, (3) approve, endorse or recommend any Alternative Company Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Company Acquisition Proposal or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision to which a Company Entity is a party (provided that if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Alternative Company Acquisition Proposal to the Company Board).

(b) Notwithstanding anything in Section 5.4(a) to the contrary, until the Company Stockholder Approval is obtained, if the Company receives a bona fide written Alternative Company Acquisition Proposal made after the date hereof that does not result from a breach of this Section 5.4, and if the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Company Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Company Acquisition Proposal, (i) the Company may enter into an Acceptable Company Confidentiality Agreement with the Person making such Alternative Company Acquisition Proposal, (ii) the Company and its Representatives may provide information (including nonpublic information) in response to a request therefor by such Person, subject to such Acceptable Company Confidentiality Agreement; provided that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (iii) the Company and its Representatives may engage in discussion or negotiations for such Alternative Company Acquisition Proposal with such Person and its Representatives.

(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if the Company or any of its controlled Affiliates or Representatives receives any (i) indication by any Person that it is considering making an Alternative Company Acquisition Proposal, (ii) inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that relates to or contemplates an Alternative Company Acquisition Proposal or (iii) Alternative Company Acquisition Proposal or any proposal or offer that is reasonably likely to lead to an Alternative Company Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Alternative Company Acquisition Proposal, proposal or offer, the identity of the Person making any such indication, inquiry, request, Alternative Company Acquisition Proposal, proposal or offer, and a copy of any written indication, inquiry, request, Alternative Company Acquisition Proposal, proposal or offer or any draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details of any such Alternative Company Acquisition Proposal, request, inquiry, proposal or offer, including notifying Parent in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof. Without limiting the foregoing, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Company Acquisition Proposal, and the Company shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to Parent in writing.

(d) Except as provided under Section 5.4(e) or Section 5.4(f), neither the Company Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Joint Proxy Statement (in either preliminary or definitive form) or (3) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Alternative Company Acquisition Proposal, (ii) fail to expressly reaffirm publicly the Company Recommendation within ten (10) Business Days following Parent’s written request to do so if an Alternative Company Acquisition Proposal is publicly announced or disclosed (provided that Parent may only make such request once with respect to any particular Alternative Company Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto) or (iii) make any recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer (each of the foregoing clauses (i)–(iii), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall cause or permit a Company Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (1) constituting, related to or that could reasonably be expected to lead to an Alternative Company Acquisition Proposal (except for an Acceptable Company Confidentiality Agreement under Section 5.4(b)) (any such Contract, an “Alternative Company Acquisition Agreement”) or (2) requiring it to abandon or terminate this Agreement or fail to consummate the First Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) if:

(i) the Company has received a written Alternative Company Acquisition Proposal that did not result from a breach of this Section 5.4;

(ii) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Company Acquisition Proposal is a Superior Company Acquisition Proposal and the failure to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) in response to such Alternative Company Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(iii) the Company Board provides to Parent a prior written notice that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) (a “Company Recommendation Change Notice”) in response to such Alternative Company Acquisition Proposal, which Company Recommendation Change Notice shall identify the Person making such Alternative Company Acquisition Proposal, attach a copy of such Alternative Company Acquisition Proposal and any proposed written definitive agreement relating to such Alternative Company Acquisition Proposal and summarize in reasonable detail any material terms and conditions of such Alternative Company Acquisition Proposal that are not reflected in such copies;

(iv) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(v) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent in writing (provided that, if Parent has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Company Acquisition Proposal, the Company Board shall provide a new Company Recommendation Change Notice (including all required information and documents) and an additional three (3) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Company Acquisition Proposal continues to be a Superior Company Acquisition Proposal and that the failure to make such a Company Change of Recommendation in response to such Alternative Company Acquisition Proposal or authorize the Company to terminate this Agreement under Section 7.1(d)(iii) would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation if:

(i) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that a Company Intervening Event has occurred and the failure to make a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) the Company Board provides to Parent a Company Recommendation Change Notice in response to such Company Intervening Event, which Company Recommendation Change Notice shall describe the facts relating to such Company Intervening Event in reasonable detail;

(iii) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(iv) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent writing, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g) The Company agrees that any breach of, or failure to perform or comply with, this Section 5.4 in a material respect by the Company Board (or any member thereof) or any controlled Affiliates or director or officer of any Company Entity, in each case whether or not such Person is acting on behalf of any Company Entity, or any other Representative of the Company, acting on behalf of the Company, shall be deemed to be a breach by the Company of, or failure of the Company to perform and comply with its obligations under, this Section 5.4.

(h) Nothing under this Section 5.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Company Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Company Change of Recommendation unless such disclosure expressly states that the Company Board reaffirms the Company Recommendation and (ii) the foregoing shall not permit the Company or the Company Board or any committee thereof to make a Company Change of Recommendation that is not otherwise permitted by Section 5.4(e) or Section 5.4(f).

(i) As used herein:

(i) “Acceptable Company Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Alternative Company Acquisition Proposal” means a bona fide inquiry, proposal or offer from any Person (except for Parent or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) acquisition of assets of the Company Entities equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (2) acquisition or issuance of 25% or more of the outstanding Company Common Stock, (3) tender offer or exchange offer that, if consummated, would result in any Person Beneficially Owning 25% or more of the outstanding Company Common Stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company;

(iii) “Company Intervening Event” means a material event or material circumstance that was not known to the Company Board prior to the Company’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery hereof and before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (1) the receipt, existence or terms of an Alternative Company Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any matter contemplated by Section 5.8, including any noncompliance with Section 5.8 or any consequence thereof; (3) any event, change, effect, development or occurrence described in clauses (i)–(viii) of the definition of Company Material Adverse Effect; and (4) any change in the trading price or trading volume of the Company Common Stock, the Company meeting or exceeding any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any change in the credit rating of any Company Entity (provided that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such change, meeting or exceedance that is not otherwise excluded by the foregoing clauses (1)–(3) may be a Company Intervening Event and may be taken into account in determining whether a Company Intervening Event has occurred); and

(iv) “Superior Company Acquisition Proposal” means a bona fide Alternative Company Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, taking into account all legal, regulatory and financial aspects of the proposal (including conditionality (including any debt or equity funding commitments), expected timing and likelihood of consummation of the proposal), the identity of the Person making the Alternative Company Acquisition Proposal and any other factor the Company Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions contemplated hereby; provided that, for purposes of the definition of “Superior Company Acquisition Proposal,” the references to “25%” in the definition of Alternative Company Acquisition Proposal shall be deemed to be references to “75%.”

Section 5.5 No Parent Solicitation.

(a) Parent shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Parent Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Parent shall not, and shall cause each of its controlled Affiliates and Representatives not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of an Alternative Parent Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Parent Acquisition Proposal or provide any information to any Person in connection with, or related to, any Alternative Parent Acquisition Proposal, (3) approve, endorse or recommend any Alternative Parent Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Parent Acquisition Proposal or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision to which a Parent Entity is a party (provided that if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, Parent may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Alternative Parent Acquisition Proposal to the Parent Board).

(b) Notwithstanding anything in Section 5.5(a) to the contrary, until the Parent Stockholder Approval is obtained, if Parent receives a bona fide written Alternative Parent Acquisition Proposal made after the date hereof that does not result from a breach of this Section 5.5, and if the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Parent Acquisition Proposal, (i) Parent may enter into an Acceptable Parent Confidentiality Agreement with the Person making such Alternative Parent Acquisition Proposal, (ii) Parent and its Representatives may provide information (including nonpublic information) in response to a request therefor by such Person, subject to such Acceptable Parent Confidentiality Agreement; provided that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to the Company prior to or substantially concurrently with the time it is provided to such Person, and (iii) Parent and its Representatives may engage in discussion or negotiations for such Alternative Parent Acquisition Proposal with such Person and its Representatives.

(c) Parent shall promptly (and in no event later than twenty-four (24) hours after receipt) advise the Company in writing if Parent or any of its controlled Affiliates or Representatives receives any (i) indication by any Person that it is considering making an Alternative Parent Acquisition Proposal, (ii) inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that relates to or contemplates an Alternative Parent Acquisition Proposal or (iii) Alternative Parent Acquisition Proposal or any proposal or offer that is reasonably likely to lead to an Alternative Parent Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Alternative Parent Acquisition Proposal, proposal or offer, the identity of the Person making any such indication, inquiry, request, Alternative Parent Acquisition Proposal, proposal or offer, and a copy of any written indication, inquiry, request, Alternative Parent Acquisition Proposal, proposal or offer or any draft agreement provided by such Person. Parent shall keep the Company informed (orally and in writing) in all material respects on a timely basis of the status and details of any such Alternative Parent Acquisition Proposal, request, inquiry, proposal or offer, including notifying the Company in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof. Without limiting the foregoing, Parent shall notify the Company in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Parent Acquisition Proposal, and Parent shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to the Company in writing.

(d) Except as provided under Section 5.5(e) or Section 5.5(f), neither the Parent Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to the Company, the Parent Recommendation, (2) fail to include the Parent Recommendation in the Joint Proxy Statement (in either preliminary or definitive form) or (3) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Alternative Parent Acquisition Proposal, (ii) fail to expressly reaffirm publicly the Parent Recommendation within ten (10) Business Days following the Company’s written request to do so if an Alternative Parent Acquisition Proposal is publicly announced or disclosed (provided that the Company may only make such request once with respect to any particular Alternative Parent Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto) or (iii) make any recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer (each of the foregoing clauses (i)–(iii), a “Parent Change of Recommendation”). In addition, neither the Parent Board nor any committee thereof shall cause or permit a Parent Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (1) constituting, related to or that could reasonably be expected to lead to an Alternative Parent Acquisition Proposal (except for an Acceptable Parent Confidentiality Agreement under Section 5.5(b)) (any such Contract, an “Alternative Parent Acquisition Agreement”) or (2) requiring it to abandon or terminate this Agreement or fail to consummate the First Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 5.5 to the contrary, at any time before the Parent Stockholder Approval is obtained, the Parent Board may make a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) if:

(i) Parent has received a written Alternative Parent Acquisition Proposal that did not result from a breach of this Section 5.5;

(ii) the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Parent Acquisition Proposal is a Superior Parent Acquisition Proposal and the failure to make a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) in response to such Alternative Parent Acquisition Proposal would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(iii) the Parent Board provides to the Company a prior written notice that the Parent Board intends to make a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) (a “Parent Recommendation Change Notice”) in response to such Alternative Parent Acquisition Proposal, which Parent Recommendation Change Notice shall identify the Person making such Alternative Parent Acquisition Proposal, attach a copy of such Alternative Parent Acquisition Proposal and any proposed written definitive agreement relating to such Alternative Parent Acquisition Proposal and summarize in reasonable detail any material terms and conditions of such Alternative Parent Acquisition Proposal that are not reflected in such copies;

(iv) if requested by the Company, during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, Parent and its Representatives negotiate in good faith with the Company and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(v) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by the Company in writing (provided that, if the Company has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Parent Acquisition Proposal, the Parent Board shall provide a new Parent Recommendation Change Notice (including all required information and documents) and an additional three (3) Business Day period from the date of such notice shall apply), the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Parent Acquisition Proposal continues to be a Superior Parent Acquisition Proposal and that the failure to make such a Parent Change of Recommendation in response to such Alternative Parent Acquisition Proposal or authorize Parent to terminate this Agreement under Section 7.1(c)(iii) would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Section 5.5 to the contrary, at any time before the Parent Stockholder Approval is obtained, the Parent Board may make a Parent Change of Recommendation if:

(i) the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that a Parent Intervening Event has occurred and the failure to make a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(ii) the Parent Board provides to the Company a Parent Recommendation Change Notice in response to such Parent Intervening Event, which Parent Recommendation Change Notice shall describe the facts relating to such Parent Intervening Event in reasonable detail;

(iii) if requested by the Company, during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, Parent and its Representatives negotiate in good faith with the Company and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(iv) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by the Company writing, the Parent Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(g) Parent agrees that any breach of, or failure to perform or comply with, this Section 5.5 in a material respect by the Parent Board (or any member thereof) or any controlled Affiliates or director or officer of any Parent Entity, in each case whether or not such Person is acting on behalf of any Parent Entity, or any other Representative of Parent, acting on behalf of Parent, shall be deemed to be a breach by Parent of, or failure of Parent to perform and comply with its obligations under, this Section 5.5.

(h) Nothing under this Section 5.5 shall prohibit Parent or the Parent Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Parent Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Parent Change of Recommendation unless such disclosure expressly states that the Parent Board reaffirms the Parent Recommendation and (ii) the foregoing shall not permit Parent or the Parent Board or any committee thereof to make a Parent Change of Recommendation that is not otherwise permitted by Section 5.5(e) or Section 5.5(f).

(i) As used herein:

(i) “Acceptable Parent Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to Parent than those under the Confidentiality Agreement;

(ii) “Alternative Parent Acquisition Proposal” means a bona fide inquiry, proposal or offer from any Person (except for the Company or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) acquisition of assets of the Parent Entities equal to 25% or more of Parent’s consolidated assets or to which 25% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (2) acquisition or issuance of 25% or more of the outstanding Parent Common Stock, (3) tender offer or exchange offer that, if consummated, would result in any Person Beneficially Owning 25% or more of the outstanding Parent Common Stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent;

(iii) “Parent Intervening Event” means a material event or material circumstance that was not known to the Parent Board prior to Parent’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the Parent Board after Parent’s execution and delivery hereof and before the Parent Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (1) the receipt, existence or terms of an Alternative Parent Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any matter contemplated by Section 5.8, including any noncompliance with Section 5.8 or any consequence thereof; (3) any event, change, effect, development or occurrence described in clauses (i)–(viii) of the definition of Parent Material Adverse Effect; and (4) any change in the trading price or trading volume of the Parent Common Stock, Parent meeting or exceeding any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any change in the credit rating of any Parent Entity (provided that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such change, meeting or exceedance that is not otherwise excluded by the foregoing clauses (1)–(3) may be a Parent Intervening Event and may be taken into account in determining whether a Parent Intervening Event has occurred); and

(iv) “Superior Parent Acquisition Proposal” means a bona fide Alternative Parent Acquisition Proposal that the Parent Board has determined, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, taking into account all legal, regulatory and financial aspects of the proposal (including conditionality (including any debt or equity funding commitments), expected timing and likelihood of consummation of the proposal), the identity of the Person making the Alternative Parent Acquisition Proposal and any other factor the Parent Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated hereby; provided that, for purposes of the definition of “Superior Parent Acquisition Proposal,” the references to “25%” in the definition of Alternative Parent Acquisition Proposal shall be deemed to be references to “75%.”

Section 5.6 Notification of Certain Matters. Parent and the Company shall each use reasonable best efforts to give prompt notice to the other Party if any of the following occur after the date hereof:

(a) receipt of any written notice to the receiving Party from any third Person alleging that the Consent of such third Person is or may be required in connection with the Mergers or the other transactions contemplated hereby and such Consent would (in the good faith determination of such Party) reasonably be expected to (1) prevent or materially delay the Closing or the other transactions contemplated hereby or (2) be material to Parent, the Company or the Surviving Entity;

(b) receipt of any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 5.8) or the NYSE in connection with the Mergers or the other transactions contemplated hereby; or

(c) the occurrence of an event that would reasonably be expected to (i) prevent or materially delay the consummation of the Closing or the other transactions contemplated hereby or (ii) result in the failure of any condition in Article VI to be satisfied;

provided, however, that the delivery of any notice under this Section 5.6 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder and no information delivered under this Section 5.6 shall, or shall be deemed to, update any section of any Disclosure Schedule or otherwise qualify or modify any of the Parties’ respective representations and warranties hereunder; provided, however, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 5.6 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or Section 6.3(c), as applicable, as long as such breach or failure was not in bad faith or, with respect to Section 5.6(c)(ii) only, the underlying fact or event would not independently result in the failure of a condition set forth in Article VI to be satisfied.

Section 5.7 Access to Information. Upon reasonable notice, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Company Entities’ properties, books, records and personnel, and during such period, the Company shall cause to be furnished promptly to Parent, its Representatives and the Financing Sources all information concerning the Company Entities and their respective businesses, as Parent or the Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Company Entities’ business or information as may be required to permit Parent to satisfy its obligations to any Governmental Authority following the First Effective Time (but in the case of the Financing Sources, only if relevant to the Financing); provided that Parent and the Financing Sources shall not use any information obtained under this Section 5.7 for any purpose unrelated to the Mergers or the other transactions contemplated hereby; provided, however, that the Company shall not be required to provide any such access or information that in the reasonable, good-faith judgment of the Company would (a) be reasonably likely to result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Company Entity is a party or by which any Company Entity is bound (including any confidentiality obligation of any Company Entity); provided that the

Company shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (b) jeopardize or undermine protections afforded any Company Entity under any legal privilege (including attorney-client privilege); provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege; provided, further, that (i) the Company shall promptly notify Parent in writing if any reason described in the foregoing clauses (a)–(b) is applicable to any request for information and (ii) if any such access or information is limited for the reasons described in the foregoing clauses (a)–(b), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.7. All information obtained by Parent and its Representatives under this Section 5.7 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement. Notwithstanding any other provision hereof, Parent agrees that it shall not, and shall cause its Representatives not to, prior to the First Effective Time, use any information obtained under this Section 5.7 for any competitive or other purpose unrelated to the consummation of the Mergers; provided, however, that, prior to the First Effective Time, nothing in this Section 5.7 shall limit any customary disclosures made by Parent and its Affiliates to the Financing Sources, rating agencies, prospective Financing Sources, underwriters, initial purchasers, solicitation agents, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided, further, that the recipients of such information and any other information contemplated to be provided by the Company pursuant to Section 5.7, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under Section 5.7 or Section 5.8 as “Clean Team Information.”

Section 5.8 Consents, Approvals and Filings; Other Actions.

(a) Subject to the terms and conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article VI to be satisfied as promptly as reasonably practicable after the date hereof (with the timing for pursuing the Regulatory Concessions Process determined in accordance with Section 5.8(d)) and in any event prior to the Outside Date (as it may be extended under Section 7.1(b)(i)), including making all Filings to or with, and using reasonable best efforts to obtain all Consents of, Governmental Authorities (including the HSR Clearance, the Required Filings and the Required Consents) that are necessary, proper or advisable to consummate the Mergers. In addition, the Company shall use reasonable best efforts to obtain all Consents of Persons other than Governmental Authorities that are necessary, proper or advisable to consummate the Mergers; provided, however, that the Company shall not make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such non-Governmental Authority third Person to obtain any such Consent without Parent’s prior written consent or be required to make, or commit or agree to make, any such concession or payment to, or incur any Liability that is not conditioned on the consummation of the Mergers.

(b) In furtherance of Section 5.8(a), Parent shall (i) defend any action, proceeding, suit or other litigation commenced by the Antitrust Division or the FTC (either alone or together with any other Governmental Authority) in connection with the transactions contemplated hereby and (ii) take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking (including any Divestiture Action) necessary to (1) resolve objections, if any, that a Governmental Authority asserts (or threatens to assert) under any applicable Law with respect to the Mergers and (2) avoid or eliminate each and every impediment under any applicable Law asserted by any such Governmental Authority with respect to the Mergers, in each case, to the extent necessary to cause the conditions set forth in Section 6.1(c) and Section 6.1(e) to be satisfied as promptly as reasonably practicable after the date hereof (with the timing for pursuing the Regulatory Concessions Process determined in accordance with Section 5.8(d)), and in any event prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) (this clause (ii), collectively, “Regulatory Concessions”); provided, however, that, notwithstanding anything to the contrary set forth herein, Parent and its Subsidiaries shall not be required (A) to commence or defend any action, proceeding, suit or other litigation (other than (x) administrative applications for reconsideration or similar administrative appeals of adverse administrative determinations brought in administrative forums related to a Required Consent or (y) as contemplated by clause (i) of this Section 5.8(b)) against any Governmental Authority in connection with the transactions contemplated hereby or (B) to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession that, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of (x) the Parent Entities, taken as a whole, (y) the Company Entities, taken as a whole, or (z) the Parent Entities, taken as a whole, together with the Company Entities, taken as a whole (collectively, the “Combined Company”); provided, however, that (I) for purposes of each of the foregoing clauses (x) and (z), the Parent Entities, taken as a whole, and the Combined Company, respectively, shall be deemed to be of the size, scope and scale, and with the business, assets, Liabilities, financial condition and results of operations, of the Company Entities, taken as a whole, and (II) in determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in such a material adverse effect under each of the foregoing clauses (x), (y) or (z), any adverse impact on the synergies reasonably expected to be realized from the Mergers shall (without duplication) be taken into account (any such Regulatory Concession, individually or in the aggregate, a “Burdensome Condition”). As used herein, “Divestiture Action” means any divestiture, sale, license or other disposition of, or the subjection to any hold-separate order of, any assets (including any Subsidiary, health plan, operation, division, business, product line or business relationship, or the termination, assignment or novation of any Contract or rights) of the Parent Entities or the Company Entities.

(c) (i) As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than forty (40) days after the date hereof, Parent shall file, or cause to be filed, “Form A Statements” or similar change-of-control applications with the insurance commissioners or departments of health or other Governmental Authorities in each jurisdiction where required by applicable Law seeking approval of Parent’s acquisition of control of each applicable Company Regulated Subsidiary which results from the Mergers, (ii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than forty (40) days after the date hereof, Parent shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Law related to the Mergers, (iii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than twenty (20) Business Days after the date hereof, each of Parent and the Company shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), (iv) as soon as reasonably practicable after the date hereof, each of Parent and the Company shall make, or cause to be made, any other Filing thereby that may be required by any applicable Antitrust Law and (v) not later than sixty (60) days prior to the Closing Date, Parent and the Company shall file, or cause the Parent Entities or the Company Entities, respectively, to file, any required notice to CMS, with a separate notice to the CMS Central or Regional Office Medicare Advantage or Part D plan manager if applicable. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings.

(d) Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (1) without prejudice to Section 5.8(c), any Filing contemplated by this Section 5.8 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (2) any Action relating to the Mergers or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (1) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Mergers, including the FTC, the Antitrust Division or any federal and state departments of health, state insurance departments or other Governmental Authority with jurisdiction under applicable Health Care Laws or Insurance Laws, and (2) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Mergers; provided that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to any such Filing or Action, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Action and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority submitted as required by Section 5.8(c). Without limiting Parent’s covenants and agreements under Section 5.8(a) and Section 5.8(b), each of Parent and the Company shall reasonably consult with each other regarding (I) coordinating and making, including (without prejudice to the requirements of Section 5.8(c)) determining the timing of, all Filings with Governmental Authorities in connection with the Mergers, (II) determining the strategy and timing for, and making all material decisions relating to, any Regulatory Concessions and seeking to obtain any Consent of a Governmental Authority contemplated by this Section 5.8 (including the HSR Clearance and the Required Consents) (such actions contemplated by this clause (II), the “Regulatory Concessions Process”), (III) coordinating and making all communications with Governmental Authorities related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.8 and (IV) resolving any Action related to any such Filing or Consent or the Mergers by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party; provided, however, that, with respect to the matters described in each of the foregoing clauses (I)–(IV), in the event of a disagreement between the Parties, Parent shall have the right to control and direct such matters consistent with its obligations hereunder. Notwithstanding the Company’s covenants and agreements under Section 5.8(a), without Parent’s prior written consent, the Company shall not, and shall not permit any Company Entity or any of their respective Representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession.

Section 5.9 Indemnification.

(a) From and after the First Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement in effect on the date hereof between any Company Entity and any Indemnified Person (the “Company Indemnification Agreements”) and (ii) any indemnification provision and any exculpation provision in the Constituent Documents of the Company Entities as in effect on the date hereof. The Constituent Documents of the Surviving Entity and the Surviving Entity’s Subsidiaries shall contain provisions related to indemnification and exculpation from liability substantially similar to the indemnification and exculpation from liability provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the First Effective Time and ending on the sixth (6th) anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person.

(b) During the period commencing at the First Effective Time and ending on the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Entity or its applicable Subsidiaries to, indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages in connection with any actual or threatened Action arising out of or relating to (i) the fact that such Indemnified Person is or was a director or officer of any Company Entity, (ii) any acts or omissions occurring or alleged to occur prior to or at the First Effective Time in such Indemnified Person’s capacity as a director or officer of any Company Entity or (iii) the Mergers, this Agreement or the transactions contemplated hereby, in each case, to the extent permitted by applicable Law; provided, however, that the foregoing obligation shall not apply to the Persons and matters listed in Section 5.9(b) of the Company Disclosure Schedule.

(c) Through the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Entity or its applicable Subsidiaries to maintain in effect, for the benefit of the Indemnified Persons, the current level and scope of directors’ and officers’ liability insurance coverage in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date hereof; provided, however, that in no event shall the Surviving Entity be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company related to such current policy (the “Annual Cap”); provided, further, that, if the annual premiums payable for such insurance coverage exceed the Annual Cap, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost equal to the Annual Cap. In lieu of the obligations in, and notwithstanding anything in, the immediately preceding sentence, the Company, in consultation with Parent, may obtain a prepaid “tail” policy prior to the First Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing Date; provided that the premium payable for such “tail” policy shall not exceed the Annual Cap.

(d) If Parent or the Surviving Entity or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations of the Surviving Entity (or Parent) under this Section 5.9.

(e) From and after the Closing, the Indemnified Persons shall be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that any such Indemnified Person may have under the applicable Constituent Documents or any Company Indemnification Agreement.

(f) Nothing herein is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

(g) For purposes hereof, “Indemnified Person” means any Person who is or was an officer or director of any Company Entity at or at any time prior to the First Effective Time.

Section 5.10 Financing.

(a) Unless Parent has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions that do not include a provision of the type that would constitute a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, from and after the execution hereof, Parent shall not agree to nor permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Commitment Letter without the Company’s prior written consent to the extent such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify in a manner adverse to Parent any existing condition) to the consummation or availability of the Financing as compared to those in the Commitment Letter as of the date hereof, (ii) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Required Funding Amount, (iii) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Parent to enforce their rights against such parties to the Commitment Letter as in effect on the date hereof or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the First Merger and the other transactions contemplated hereby (the foregoing clauses (i) through (iv), collectively, the “Prohibited Amendments”); provided that, for the avoidance of doubt, the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company true and complete copies of any amendment, replacement, supplement or other modification or waiver of the Commitment Letter. Parent shall have the right to substitute the proceeds of capital markets, securities or other financing transactions that do not include a provision of the type that would constitute a Prohibited Amendment for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter. For purposes hereof, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 5.10 (including any Alternative Financing), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be amended, replaced, supplemented, modified or waived in accordance with this Section 5.10 and any commitment letters related to any Alternative Financing.

(b) Unless Parent has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions that do not include a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, Parent shall use reasonable best efforts to (i) maintain in effect the Commitment Letter under its terms until the transactions contemplated hereby are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements for the Financing on the terms and subject to the conditions of the Commitment Letter or on other terms agreed by Parent (that in each case do not include a provision of the type that would constitute a Prohibited Amendment) and (iii) satisfy (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all conditions to funding in the Commitment Letter that are within its, or its Affiliates’, control and, in the event that all conditions to funding in the Commitment Letter are satisfied at or prior to Closing, consummate the Financing at the Closing under the terms and conditions of the Commitment Letter at or prior to the Closing. Parent shall give prompt written notice (A) of any breach or default or threatened breach or default by any party to any Financing, in each case, of which Parent becomes aware, if such breach or default would reasonably be expected to result in a material delay of the Closing Date and (B) of the receipt of any written notice from any Person with respect to any breach or default or threatened breach, termination or repudiation by any party to any Financing.

(c) Unless Parent has sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions that do not include a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall promptly notify the Company in writing (and in any event no later than three (3) Business Days after becoming aware thereof) and use reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount not less than the Required Funding Amount and otherwise on conditions no less favorable in the aggregate to Parent than as set forth in the Commitment Letter as of the date hereof (the “Alternative Financing”); provided, however, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taken as a whole and taking into account any “market flex” provision) to Parent (as determined in the reasonable judgment of Parent), in each case relative to those in the Financing being replaced. Parent shall promptly (and in any event no later than three (3) Business Days after becoming aware thereof) provide the Company with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing. Upon request, Parent shall keep the Company reasonably informed of its efforts to arrange and obtain the Financing.

(d) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective controlled Affiliates and Representatives, including legal, Tax, regulatory and accounting Representatives, to provide, at Parent’s sole expense, on a timely basis, all reasonable assistance and cooperation requested by Parent or the Financing Sources in connection with the Financing (which, for purposes of this Section 5.10(d), shall include any capital markets equity or debt financing that does not include a Prohibited Amendment sought by Parent in connection with the First Merger in replacement of all or any portion of the Financing contemplated by the Commitment Letter) or other financing by Parent. Without limiting the generality of the foregoing, such cooperation shall include the following: (i) promptly providing Parent and the Financing Sources and their respective agents with (1) the financial information regarding the Company Entities required to be delivered under conditions 6(b) and 9 in Annex C attached to the Commitment Letter as in effect on the date hereof (provided that the information required by such condition 9 (in addition to the information required by such condition 6(b)) shall be limited to acquired company financial statements of any Company Entity that would be required to be included in a registration statement filed for the purpose of offering Notes (as defined in the Commitment Letter as in effect on the date hereof)) and (2) other information with respect to the Company as may be reasonably requested by Parent or the Financing Sources and of the type customarily prepared and delivered by the Company to prepare customary offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), registration statements and prospectuses under the Securities Act and other materials in connection with an offer or sale of securities in connection with such Financing (other than any pro forma financial statements, which shall be the responsibility of Parent, and projections) (all information required to be delivered under this clause (i) being referred to as “Required Information”); provided, however, that all information pursuant to the foregoing clause (2) shall be deemed to have been delivered, as of any date of determination, if the Company has complied in all material respects with its obligations under the Exchange Act to file reports with the SEC as of such date; (ii) participating (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) upon reasonable advance notice in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, in each case with appropriate seniority and expertise, of the Company Entities), due diligence sessions, presentations, “road shows,” drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending, capital markets or other securities transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using reasonable efforts to ensure that any syndication effort benefits from any existing lending and investment banking relationships; (v) aiding in the preparation of customary documentation, including bank information memoranda, prospectuses and similar documents (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC), rating agency presentations, road show presentations, private placement memoranda and written offering materials and similar documents used to complete such Financing (including delivery of one or more customary representation letters), in each case, to the extent information contained therein relates to the business of the Company Entities; (vi) using commercially reasonable efforts to cause its certified independent auditors (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide (A) consent to use of their reports in any materials relating to the Financing or other financing by Parent, including SEC filings, prospectuses and offering memoranda that include or incorporate the Company’s consolidated financial information (including such information regarding any entity recently acquired by the Company or whose acquisition by the Company is pending) and their reports thereon and (B) auditors reports and comfort letters (including “negative assurances” comfort) for the financial information relating to the Company Entities (including any entity recently acquired by the Company or whose acquisition by the Company is pending), in each case, in customary form in connection with the Financing or other financing by Parent; (vii) taking all actions reasonably necessary in connection with the payoff of existing material Indebtedness described in clause (a) of the definition thereof of the Company Entities as of the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge); (viii) causing the taking of corporate actions reasonably necessary to permit the completion of the Financing; (ix) providing, at least five (5) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (x) cooperating in procuring corporate and facilities ratings for the Financing in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.; (xii) (1) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board has knowledge of any facts as a result of which a restatement of any of the Company’s financial statements, in order for such financial statements to comply with GAAP, is probable and (2) providing customary representations in connection with the preparation of financial statements and other financial data of the Company Entities; (xiii) providing reasonable assistance in the preparation of pro forma information, risk factor disclosure and other disclosures required to consummate the Financing; (xiv) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders; and (xv) updating any financial statements included in the Required Information provided to Parent or the Financing Sources as may be necessary so that such Required Information qualifies as a Compliant Document prior to the Closing (provided that all assistance, cooperation and updated information required pursuant to this clause (xv) shall be deemed to have been provided, as of any date of determination, if the Company has complied in all material respects with its obligations under the Exchange Act to file reports with the SEC as of such date).

(e) Notwithstanding anything in Section 5.10(d), none of the Company Entities shall be required to (i) agree to pay any commitment or other fee prior to the Closing in connection with the Financing, (ii) make any payment or incur any other liability or give any indemnity in connection with the Financing prior to the Closing other than expenses reimbursable under Section 5.10(f), (iii) take any action that would require any director, officer or employee of any Company Entity to execute any document, agreement, certificate or instrument (including any resolutions) that would be effective prior to the Closing, (iv) take any action that would unreasonably interfere with the ongoing business or operation of the Company Entities, (v) take any action that would conflict with or violate the Constituent Documents of the Company Entities, any Contract to which a Company Entity is a party or applicable Law, (vi) cause any director, officer or employee of any Company Entity to incur any actual or potential personal liability or breach any fiduciary duty, or (vii) provide access to or disclose information that the Company reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates; provided, however, that the foregoing clause (iii) shall not apply to (1) customary authorization letters to the extent required by the foregoing clause (ix) of Section 5.10(d) or (2) customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations on any Company Entity prior to the First Effective Time) and solicitation agreements and similar documents required to be executed in connection with the closing of a sale of securities (registered or unregistered), debt offering into escrow or in connection with any consent solicitation, offer to purchase or offer to exchange, in each case, on customary terms, referred to in Section 5.10(g) below.

(f) Parent shall indemnify and hold harmless the Company Entities and their respective Representatives and Affiliates from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the cooperation or assistance obligations pursuant to this Section 5.10 and the provision of any information utilized in connection therewith (other than with respect to any material misstatement or omission in the information provided by any Company Entity expressly for use in connection therewith), except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the bad faith, willful misconduct or gross negligence of Company Entities or their respective Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment. Parent will reimburse the Company Entities promptly on demand for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company Entities in connection with their cooperation pursuant to this Section 5.10, except to the extent any such expense results from the bad faith, willful misconduct or gross negligence of Company Entities or their respective Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(g) Subject to the other provisions of this Section 5.10 (including Section 5.10(f)), if requested by Parent, the Company shall cause its controlled Affiliates and Representatives to use its and their reasonable best efforts to reasonably cooperate with Parent and Merger Subs to, with respect to the Company’s 5.25% Senior Notes due 2025 and the Company’s 5.375% Senior Notes due 2026 (collectively, the “Notes”) and the related indentures (as amended or supplemented prior to the date hereof), (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of Notes for cash (the “Offers to Purchase”) or (2) one or more offers to exchange any or all of the outstanding Notes for securities issued by any Parent Entity (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that any such transaction shall be funded using consideration provided by the Parent Entities, Parent shall be responsible for all other liabilities incurred by any Company Entity in connection with any Company Notes Offers and Consent Solicitations and no Offer to Purchase or Offer to Exchange shall be consummated prior to Closing. Any Company Note Offers and Consent Solicitations shall be made on customary terms and conditions (including price to be paid and conditionality) as are reasonably proposed by any Parent Entity, are reasonably acceptable to the Company and are permitted or required by the terms of such Notes, the applicable indentures and applicable Laws, including SEC rules and regulations. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the applicable Notes indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures shall not become effective until Closing. At the Parent Entities’ expense, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective controlled Affiliates and Representatives to, on a timely basis, upon the reasonable request of any Parent Entity, provide reasonable assistance and cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using reasonable best efforts to cause, (i) the Company’s independent accountants (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations and (ii) the Company’s Representatives to furnish any customary certificates, legal opinions or negative assurance letters in connection with the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by the Parent Entities and reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent.

(h) On or prior to the Closing, the Company shall cause the agent under the Existing Credit Facility to deliver an executed payoff letter (the “Payoff Letter”) with respect to the Existing Credit Facility, in customary form reasonably acceptable to the Company and Parent; provided that any such Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company.

(i) Notwithstanding anything herein, each of Parent and each Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to Closing.

Section 5.11 NYSE Stock Exchange Listing; Blue-Sky Laws; Delisting.

(a) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on the NYSE, subject to official notice of issuance, prior to the First Effective Time, and the Company shall reasonably cooperate with Parent in connection therewith, including by providing all information reasonably requested by Parent in connection therewith. Parent shall use reasonable best efforts to take all actions reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance, except for qualifying to do business in any jurisdiction in which Parent is not now so qualified.

(b) Prior to the First Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to take all actions necessary to be taken prior to the First Effective Time to cause the delisting of the Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the First Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.

Section 5.12 Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities related to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities related to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act related to the Company or shall become subject to such reporting requirements related to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 5.13 Employee Benefit Matters.

(a) For a period of one (1) year immediately following the First Effective Time (or if shorter, during the relevant period of employment), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity who continues to be employed by Parent or its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the First Effective Time, (ii) target cash and equity incentive opportunities that are in the aggregate no less favorable than those provided to each such Continuing Employee immediately prior to the First Effective Time, (iii) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the First Effective Time and (iv) severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee under the applicable Company Benefit Plans set forth in Section 3.9(a) of the Company Disclosure Schedule and designated thereon as a severance benefit plan, program, policy, agreement or arrangement of the Company.

(b) From and after the First Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, assume and honor all Company Benefit Plans in accordance with their terms as in effect immediately before the First Effective Time and the Mergers shall be deemed to constitute a “change in control”, “change of control” or term of similar import, as applicable, under such Company Benefit Plans.

(c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any benefit plans, policies, programs, contracts, agreements or arrangements of Parent and its Subsidiaries to the extent such plans provide benefits to any Continuing Employee on or after the First Effective Time (excluding the Company Benefit Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company Entities and their respective predecessors before the First Effective Time, to the same extent as such Continuing Employee was entitled, before the First Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the First Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan and (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any New Plans that are welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent, the Surviving Entity or any of their respective Subsidiaries (“Parent Welfare Company Benefit Plans”), in which a Continuing Employee may be eligible to participate on or after the First Effective Time, Parent, the Surviving Entity and their respective Subsidiaries shall (1) waive all limitations as to eligibility waiting periods and preexisting and actively at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee (and each covered dependent, spouse or beneficiary) under any Parent Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) provide, credit to each Continuing Employee (and each covered dependent, spouse or beneficiary) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or covered dependent, spouse or beneficiary) under the Company Benefit Plans during the relevant plan year, up to and including the First Effective Time.

(d) If requested by Parent no later than ten (10) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company Entities (each, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent Qualified Plan as of the Closing Date.

(e) To the extent that the First Effective Time occurs (i) in 2019 or (ii) following the end of the 2019 performance period with respect to the Company’s annual cash incentive plans (each, a “Company Incentive Plan”), but prior to payment of the bonuses for such 2019 performance period, Parent shall, or shall cause the Surviving Corporation to, pay (without proration) to each Continuing Employee as soon as practicable following the First Effective Time (but in no event later than ten (10) Business Days following the First Effective Time), an amount based on the actual level of achievement of the applicable performance criteria as determined in good faith and consistent with past practice by the Company Board or a committee thereof (and taking into account any shortened performance period and the information available to the Company Board or the applicable committee thereof at the time of such determination) (each such payment, a “2019 Bonus”); provided, however, any 2019 Bonus payable to any Continuing Employee pursuant to this provision in excess of the pro-rated amount that would have been payable to such Continuing Employee with respect to the portion of the 2019 performance period elapsing prior to the First Effective Time shall be treated as the payment of post-closing compensation for purposes of Section 5.13(a). No later than three (3) Business Days prior to the date that the Company provides its calculations as to the achievement of the performance metrics applicable to the 2019 Bonuses to the Company Board or a committee thereof, the Company shall provide such calculations to Parent. The Company shall consider in good faith any reasonable comments or adjustments to such calculations by Parent prior to providing such calculations to the Company Board or a committee thereof.

(f) In the event that the First Effective Time occurs in 2020, Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through December 31, 2020, at the same time or times that Parent or the Surviving Corporation pay annual bonuses in respect of the 2020 performance period to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15, 2021, a bonus for the 2020 performance period (the “2020 Annual Bonus”) that is no less than the sum of (i) the pro-rata portion of 2020 Annual Bonus that such Continuing Employee would have been entitled to receive under the Company Incentive Plans determined based on the Continuing Employee’s target bonus for such 2020 performance period and the number of days elapsed from January 1, 2020 through the First Effective Time, and (ii) the 2020 Annual Bonus earned by such Continuing Employee for the period following the First Effective Time through the remainder of calendar year 2020, based on actual performance as determined reasonably and in good faith by the Parent Board or a committee thereof based on actual results (and after giving appropriate effect to the Mergers and actions taken by Parent in connection therewith that affect the Surviving Corporation and its Subsidiaries). Notwithstanding anything to the contrary in the foregoing, if a Continuing Employee’s employment is terminated without “Cause” or due to the Continuing Employee’s resignation with “Good Reason” (as each term is defined in Section 5.13(f) of the Company Disclosure Schedule), in each case, after the First Effective Time but prior to December 31, 2020 (each, a “Qualifying Termination”), Parent shall, or shall cause the Surviving Corporation to, pay to such Continuing Employee, as soon as administratively practicable following the date of such Qualifying Termination (but no later than sixty (60) days after the date of such

Qualifying Termination), a pro-rated portion of 100% of the target 2020 Annual Bonus applicable to such Continuing Employee, with such proration based on the relative portion of the 2020 calendar year during which such Continuing Employee was employed with the Company, Parent, the Surviving Corporation or any of their respective Affiliates; provided that the foregoing treatment upon a Qualifying Termination shall not apply to any Continuing Employee who is otherwise entitled to a prorated bonus under the terms of an applicable Company Benefit Plan.

(g) Nothing in this Section 5.13 shall be treated as an amendment, establishment or termination of, or undertaking to amend, establish or terminate, any Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement. The provisions of this Section 5.13 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 5.13, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 5.14 Stockholder Litigation.

(a) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against the Company or its directors by holders of Equity Securities in the Company (“Company Stockholder Litigation”), the Company shall promptly notify Parent of such Company Stockholder Litigation and shall keep Parent informed on a current basis of the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any such Company Stockholder Litigation; provided, however, that the Company shall not settle any Company Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against Parent or its directors by holders of Equity Securities in Parent (“Parent Stockholder Litigation”), Parent shall (i) promptly notify the Company of such Parent Stockholder Litigation, (ii) keep the Company informed on a current basis of the status thereof and (iii) consult with the Company and consider in good faith the recommendations of the Company in connection with the defense and settlement of any such Parent Stockholder Litigation.

Section 5.15 Certain Tax Matters.

(a) The Parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. For purposes of allowing counsel to render any opinions required by applicable Law to be filed in connection with the filing of the Form S-4, each Party shall execute and deliver officer’s certificates containing appropriate representations and warranties that are customary for the transactions contemplated hereby at such time or times as may be reasonably requested by such counsel.

(b) Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Directors. Prior to the First Effective Time, the Parent Board shall take all actions necessary (a) to increase the size of the Parent Board, as of immediately after the First Effective Time, from nine (9) to eleven (11) directors and (b) to cause two (2) individuals, jointly selected by Parent and the Company, serving on the Company Board immediately prior to the First Effective Time (the “Company Directors”), to be appointed as members of the Parent Board to fill the vacancies created by the action described in the foregoing clause (a); provided that (i) the Company Directors are willing to serve on the Parent Board and shall satisfy applicable NYSE independence requirements and comply with Parent’s corporate governance guidelines, as determined by the Parent Board and its nominating and governance committee acting reasonably and in good faith, and (ii) one (1) such Company Director, jointly selected by Parent and the Company, shall be appointed to nominating and governance committee of the Parent Board as of immediately after the First Effective Time.

Section 5.17 Stock Award Schedule. No earlier than five (5) Business Days prior to, and no later than three (3) Business Days prior to, the anticipated Closing Date (the “Stock Award Reference Date”), the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the name of the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the level specified in Section 2.7), (iii) the name of the Company Stock Plan under which the award was granted and (iv) the date of grant and vesting terms, in each case, as of the Stock Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day prior to the Closing Date) provide Parent with a list of any changes occurring in such information since the Stock Award Reference Date. The Company’s breach of, or failure to perform or comply with its obligations under, this Section 5.17 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) as long as such breach or failure was not in bad faith.

Section 5.18 Company Resignations. Except as otherwise directed by Parent prior to the Closing, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each member of the Company Board (and to the extent requested by Parent, by any director of each other Company Entity) in office immediately prior to the First Effective Time, which resignations shall be effective at the First Effective Time.

Section 5.19 State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to any Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers or the other transactions contemplated hereby.

Section 5.20 Parent Approval. Parent shall take all action necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement. Promptly following the execution and delivery of this Agreement, Parent shall adopt this Agreement as the sole stockholder of each Merger Sub and shall promptly provide evidence of such adoption to the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Subs, on the one hand, and the Company, on the other hand, to consummate the First Merger are subject to the satisfaction (or waiver by Parent and the Company) prior to the Closing of the following conditions:

(a) Stockholder Approvals. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) NYSE Stock Exchange Listing. The shares of Parent Common Stock to be issued in connection with the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Legal Restraint. No Law, whether preliminary, temporary or permanent, enacted or issued by a Governmental Authority of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the Mergers or the Parent Stock Issuance (any such Law, a “Legal Restraint”).

(d) Form S-4. The Form S-4 Effectiveness Time shall have occurred, and the Form S-4 shall not be the subject of any stop order or pending Actions by the SEC seeking a stop order.

(e) Governmental Consents. (i) The waiting period under the HSR Act applicable to the transactions contemplated hereby, and any time period specified in an agreement between all of the Parties, on the one hand, and the FTC or Antitrust Division, on the other hand, during which the Parties have agreed not to consummate the First Merger, shall have expired or been terminated (the “HSR Clearance”) and (ii) all Filings with or to, and all Consents of, any Governmental Authority listed in Exhibit A (the “Required Filings” and the “Required Consents,” respectively) shall have been made or obtained, respectively.

Section 6.2 Conditions to Obligations of Parent and Merger Sub I. The obligations of Parent and Merger Sub I to consummate the Closing are subject to the satisfaction (or waiver by Parent) prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty in Article III (except for the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(d), Section 3.3, Section 3.6(b) and Section 3.20) shall be accurate in all respects (read, for purposes of this Section 6.2(a)(i) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each representation and warranty in Section 3.6(b) shall be accurate in all respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), (iii) each representation and warranty in Section 3.1(a) and Section 3.20 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date) and (iv) each representation and warranty in Section 3.2(a), Section 3.2(b), Section 3.3 and the first sentence of Section 3.2(d) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b) Covenants and Agreements. The Company shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires the Company to perform or comply with prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred and be continuing.

(d) No Burdensome Condition. (i) No Burdensome Condition shall be a condition to the receipt of the HSR Clearance or the Required Consents and (ii) none of the HSR Clearance, the Required Filings or the Required Consents shall contain, include or impose any Burdensome Condition.

(e) Bringdown Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying the satisfaction of all conditions in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver by the Company) prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty in Article IV (except for the representations and warranties in Section 4.1(a), Section 4.2(a), Section 4.2(b), the first sentence of Section 4.2(d), Section 4.3, Section 4.6(b) and Section 4.16) shall be accurate in all respects (read, for purposes of this Section 6.3(a)(i) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (ii) each representation and warranty in Section 4.6(b) shall be accurate in all respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), (iii) each representation and warranty in Section 4.1(a) and Section 4.16 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date) and (iv) each representation and warranty in Section 4.2(a), Section 4.2(b), Section 4.3 and the first sentence of Section 4.2(d) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b) Covenants and Agreements. Each of Parent and each Merger Sub shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires Parent or Merger Subs to perform or comply with prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date hereof, no Parent Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development, state of facts, condition, circumstance or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred and be continuing.

(d) Bringdown Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying the satisfaction of all conditions in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the First Effective Time by mutual written agreement, whether before or after obtainment of the Parent Stockholder Approval or the Company Stockholder Approval.

(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the First Effective Time, whether before or after obtainment of the Parent Stockholder Approval or the Company Stockholder Approval, if:

(i) the Closing has not occurred prior to 5:00 p.m., New York City time, on March 26, 2020 (the “Outside Date”); provided, however, that, if, as of 5:00 p.m., New York City time, on the Outside Date, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) the conditions in Section 6.1(c) (but only if each applicable Legal Restraint relates to Antitrust Laws or a Required Consent) or Section 6.1(e) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date)), the Outside Date shall automatically be extended to August 26, 2020; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m., New York City time, on the Outside Date (as it may be extended under this Section 7.1(b)(i)) was primarily caused by, or resulted from, such Party’s breach of, or such Party’s failure to perform or comply with, any of its covenants or agreements hereunder;

(ii) a Legal Restraint shall be in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was primarily caused by, or resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(iii) the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken; or

(iv) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption hereof was taken.

(c) Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the First Effective Time if:

(i) the Company Board or a committee thereof makes a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 5.4(e) or Section 5.4(f)); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) after the Company Stockholder Approval is obtained;

(ii) (1) the Company has committed a Willful Breach of Section 5.4 and (2) such Willful Breach cannot be cured by the date of the Company Stockholders Meeting or, if capable of being cured, is not cured within ten (10) Business Days after Parent delivers written notice of such breach to the Company; provided, however, that, from and after obtainment of the Company Stockholder Approval, Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) for any such Willful Breach occurring prior to such obtainment;

(iii) (1) the Parent Board has authorized Parent to terminate this Agreement under this Section 7.1(c)(iii) in compliance with Section 5.5(e) in response to a Superior Parent Acquisition Proposal that did not result from a breach of Section 5.5 and (2) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Parent Acquisition Proposal is duly executed and delivered by Parent, the Person making such Superior Parent Acquisition Proposal and all other parties thereto; provided, however, that Parent shall not be entitled to terminate this Agreement under this Section 7.1(c)(iii), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, Parent pays the Company the applicable Parent Alternative Transaction Termination Fee under Section 7.3(a); or

(iv) the Company breaches, or fails to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied and (2) cannot be cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if capable of being cured by the Company by the Outside Date (as it may be extended under Section 7.1(b)(i)), is not cured by the Company within thirty (30) days after Parent delivers written notice of such failure to the Company; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(iv) if Parent or Merger Subs breach, or fail to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Subs’ respective representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the First Effective Time if:

(i) the Parent Board or a committee thereof makes a Parent Change of Recommendation (regardless of whether such Parent Change of Recommendation was permitted under Section 5.5(e) or Section 5.5(f)); provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(i) after the Parent Stockholder Approval is obtained;

(ii) (1) Parent has committed a Willful Breach of Section 5.5 and (2) such Willful Breach cannot be cured by the date of the Parent Stockholders Meeting or, if capable of being cured, is not cured within ten (10) Business Days after the Company delivers written notice of such breach to Parent; provided, however, that, from and after obtainment of the Parent Stockholder Approval, the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(ii) for any such Willful Breach occurring prior to such obtainment;

(iii) (1) the Company Board has authorized the Company to terminate this Agreement under this Section 7.1(d)(iii) in compliance with Section 5.4(e) in response to a Superior Company Acquisition Proposal that did not result in a breach of Section 5.4 and (2) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Company Acquisition Proposal is duly executed and delivered by the Company, the Person making such Superior Company Acquisition Proposal and all other parties thereto; provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(iii), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, the Company pays Parent the applicable Company Alternative Transaction Termination Fee under Section 7.3(b); or

(iv) any of Parent or Merger Subs breach, or fail to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Subs’ respective representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied and (2) cannot be cured by Parent or Merger Subs, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)) or, if capable of being cured by Parent or Merger Subs, as applicable, by the Outside Date (as it may be extended under Section 7.1(b)(i)), is not cured by Parent or Merger Subs, as applicable, within thirty (30) days after the Company delivers written notice of such failure to Parent; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(iv) if the Company breaches, or fails to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable.

Section 7.2 Effect of Termination. This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 8.4, specifying the subsection of Section 7.1 under which such termination is effected. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party (or any other Person) shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this Agreement or relating hereto or the negotiation, execution, performance or subject matter hereof, except that (a) the second-to-last and third-to-last sentences of Section 5.7, Section 5.10(f), this Section 7.2, Section 7.3 and Article VIII, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) except as provided in Section 7.3(c), no such termination shall relieve any Party from Liability for any Fraud or any Willful Breach occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, all of which obligations shall survive any termination hereof under their terms (notwithstanding anything in Section 8.6 to the contrary).

Section 7.3 Termination Fees; Expense Reimbursements.

(a) Parent Terminations Fees.

(i) Parent Intervening Event Termination Fee. If the Company terminates this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to a Parent Intervening Event or Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, the Company would have been entitled to terminate this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to a Parent Intervening Event, Parent shall pay to the Company a fee of $954,766,149 in cash (the “Parent Intervening Event Termination Fee”), by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, no later than two (2) Business Days after the date of such termination.

(ii) Lower Parent Alternative Transaction Termination Fee. If, prior to 5:00 p.m., New York City time, on May 10, 2019 (such time, the “Applicable Time”), (1) the Company terminates this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to an Alternative Parent Acquisition Proposal or (2) Parent terminates this Agreement under Section 7.1(c)(iii), Parent shall pay to the Company a fee of $756,826,826 in cash (the “Lower Parent Alternative Transaction Termination Fee”), by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clause (1) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (2).

(iii) Higher Parent Alternative Transaction Termination Fee. If (1) after the Applicable Time, (A) the Company terminates this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to an Alternative Parent Acquisition Proposal or (B) Parent terminates this Agreement under Section 7.1(c)(iii), (2) the Company or Parent terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, the Company would have been entitled to terminate this Agreement under Section 7.1(d)(i) in response to a Parent Change of Recommendation related to an Alternative Parent Acquisition Proposal or Section 7.1(d)(ii) or (3) the Company terminates this Agreement under Section 7.1(d)(ii), Parent shall pay to the Company a fee of $908,192,191 in cash (the “Higher Parent Alternative Transaction Termination Fee” and, together with the Lower Parent Alternative Transaction Termination Fee, the “Parent Alternative Transaction Termination Fees”) by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clauses (1)(A), (2) or (3) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (1)(B).

(iv) Parent No-Vote Fee. Parent shall pay to the Company the Parent No-Vote Fee if Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, the Company would not have been entitled to terminate this Agreement under Section 7.1(d)(i) (such termination, a “Parent No-Vote Termination”), by wire transfer of immediately available funds in accordance with the Company Wiring Instructions, no later than two (2) Business Days after the date of such termination. As used herein, “Parent No-Vote Fee” means $256,156,772.

(v) Parent Tail Fee. Parent shall pay to the Company an amount in cash equal to the Higher Parent Alternative Transaction Termination Fee minus the amount of any Parent No-Vote Fee previously paid under Section 7.3(a)(iv) (the “Parent Tail Fee”), if (1) a Parent No-Vote Termination occurs or this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(d)(iv), (2) prior to such termination, any Alternative Parent Acquisition Proposal is made known to Parent or the Parent Board or publicly announced by any Person and (3) within twelve (12) months after the date of such termination, Parent enters into an Alternative Parent Acquisition Agreement for any Alternative Parent Acquisition Proposal (whether or not the one referred to in the foregoing clause (2)); provided that, for purposes of this Section 7.3(a)(v), the references to “25%” in the definition of Alternative Parent Acquisition Proposal shall be deemed to be references to “50%”. If owed under the foregoing, Parent shall pay to the Company the Parent Tail Fee by wire transfer of immediately available funds in accordance with the Company Wiring Instructions prior to or concurrently with the execution of such Alternative Parent Acquisition Agreement.

(vi) Parent Regulatory Termination Fee. Parent shall pay to the Company a fee of $546,709,595 in cash (the “Parent Regulatory Termination Fee” and, together with the Parent Intervening Event Termination Fee, the Parent Alternative Transaction Termination Fees, the Parent No-Vote Fee and the Parent Tail Fee, the “Parent Termination Fees”) if either Parent or the Company terminates this Agreement under Section 7.1(b)(i) or under Section 7.1(b)(ii) (but only if the applicable Legal Restraint relates to Antitrust Laws or a Required Consent) and, at the time of any such termination, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof, except for (1) the conditions in Section 6.1(c) (but only if the applicable Legal Restraint relates to Antitrust Laws or a Required Consent), Section 6.1(e) or Section 6.2(d) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the date of such termination). If owed under the foregoing, Parent shall pay to the Company the Parent Regulatory Termination Fee by wire transfer of immediately available funds in accordance with the Company Wiring Instructions no later than two (2) Business Days after the date of such termination.

(b) Company Termination Fees.

(i) Company Intervening Event Termination Fee. If Parent terminates this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to a Company Intervening Event or Parent or the Company terminates this Agreement under Section 7.1(b)(iv) and, at the time of such termination, Parent would have been entitled to terminate this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to a Company Intervening Event, the Company shall pay to Parent a fee of $640,431,240 in cash (the “Company Intervening Event Termination Fee”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, no later than two (2) Business Days after the date of such termination.

(ii) Lower Company Alternative Transaction Termination Fee. If, prior to the Applicable Time, (1) Parent terminates this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to an Alternative Company Acquisition Proposal or (2) the Company terminates this Agreement under Section 7.1(d)(iii), the Company shall pay to Parent a fee of $507,658,910 in cash (the “Lower Company Alternative Transaction Termination Fee”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clause (1) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (2).

(iii) Higher Company Alternative Transaction Termination Fee. If (1) after the Applicable Time, (A) Parent terminates this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to an Alternative Company Acquisition Proposal or (B) the Company terminates this Agreement under Section 7.1(d)(iii), (2) Parent or the Company terminates this Agreement under Section 7.1(b)(iv) and, at the time of such termination, Parent would have been entitled to terminate this Agreement under Section 7.1(c)(i) in response to a Company Change of Recommendation related to an Alternative Company Acquisition Proposal or Section 7.1(c)(ii) or (3) Parent terminates this Agreement under Section 7.1(c)(ii) the Company shall pay to Parent a fee of $609,190,692 in cash (the “Higher Company Alternative Transaction Termination Fee” and, together with the Lower Company Alternative Transaction Termination Fee, the “Company Alternative Transaction Termination Fees”) by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clauses (1)(A), (2) or (3) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (1)(B).

(iv) Company No-Vote Fee. The Company shall pay to Parent the Company No-Vote Fee if Parent or the Company terminates this Agreement under Section 7.1(b)(iv) and, at the time of such termination, Parent would not have been entitled to terminate this Agreement under Section 7.1(c)(i) (such termination, a “Company No-Vote Termination”), by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions, no later than two (2) Business Days after the date of such termination. As used herein, “Company No-Vote Fee” means $171,823,016.

(v) Company Tail Fee. The Company shall pay to Parent an amount in cash equal to the Higher Company Alternative Transaction Termination Fee, minus the amount of any Company No-Vote Fee previously paid under Section 7.3(b)(iv) (the “Company Tail Fee” and, together with the Company Intervening Event Termination Fee, the Lower Company Alternative Transaction Termination Fee, the Higher Company Alternative Transaction Termination Fee and the Company No-Vote Fee, the “Company Termination Fees”), if (1) a Company No-Vote Termination occurs or this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(c)(iv), (2) prior to such termination, any Alternative Company

Acquisition Proposal is made known to the Company or the Company Board or publicly announced by any Person and (3) within twelve (12) months after the date of such termination, the Company enters into an Alternative Company Acquisition Agreement for any Alternative Company Acquisition Proposal (whether or not the one referred to in the foregoing clause (2)); provided that, for purposes of this Section 7.3(b)(v), the references to “25%” in the definition of Alternative Company Acquisition Proposal shall be deemed to be references to “50%”. If owed under this Section 7.3(b)(v), the Company shall pay to Parent the Company Tail Fee by wire transfer of immediately available funds in accordance with the Parent Wiring Instructions prior to or concurrently with the execution of such Alternative Company Acquisition Agreement.

(c) Other Agreements.

(i) The covenants and agreements under this Section 7.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If either Parent or the Company fails to pay promptly any amount due under Section 5.10(f), Section 7.3(a) or Section 7.3(b), as applicable, and in order to obtain such payment, the other Party commences an Action that results in a judgment against such Party for any amount owed thereby under Section 5.10(f), Section 7.3(a) or Section 7.3(b), as applicable, such paying Party shall reimburse the other Party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which Parent is required to pay a Parent Termination Fee and such fee is actually paid, (1) payment by Parent of such Parent Termination Fee, together with any costs and expenses owed by Parent under Section 7.3(c)(i), shall be the Company’s sole and exclusive remedy for any Actions, Liabilities, losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company or any of its Affiliates or Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such amount, together with any costs and expenses owed by Parent under Section 7.3(c)(i), Parent and its controlled Affiliates and Representatives shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, except for any obligations under Section 5.10(f), (3) the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (4) the maximum aggregate Liability of Parent and its Affiliates and Representatives to the Company that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed such Parent Termination Fee, together with any costs and expenses owed by Parent under Section 5.10(f) and Section 7.3(c)(i), and the Company and its Affiliates and Representatives shall not seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for any Fraud. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall Parent be required to pay to the Company a Parent Termination Fee more than once; provided that notwithstanding anything to the contrary in this Agreement, this Section 7.3(c)(ii) shall not operate to prevent the payment of any Parent Tail Fee that is subsequently payable pursuant to Section 7.3(a)(v).

(iii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which the Company is required to pay a Company Termination Fee and such fee is actually paid, (1) payment by the Company of such Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(c)(i), shall be Parent’s sole and exclusive remedy for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent or any of its Affiliates or Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such amount, together with any costs and expenses owed by the Company under Section 7.3(c)(i), the Company and its Affiliates and Representatives shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (3) Parent shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (4) the maximum aggregate Liability of the Company and its Affiliates and Representatives to Parent that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed such Company Termination Fee, together with any costs and expenses owed by the Company under Section 7.3(c)(i), and Parent and its Affiliates and Representatives shall not seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for any Fraud. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall the Company be required to pay to Parent a Company Termination Fee more than once; provided that notwithstanding anything to the contrary in this Agreement, this Section 7.3(c)(iii) shall not operate to prevent the payment of any Company Tail Fee that is subsequently payable pursuant to Section 7.3(b)(v).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval or the Parent Stockholder Approval, only by the written agreement of the Parties; provided, however, that this Agreement shall not be amended, modified or supplemented (a) in any manner that would adversely affect the rights of the Financing Sources under Section 8.6, Section 8.8, Section 8.9(b), Section 8.11, the definition of “Financing Sources” or the constituent definitions thereof, or this Section 8.1 without the prior written consent of the Financing Sources or (b) following obtainment of the Company Stockholder Approval or the Parent Stockholder Approval unless, to the extent required by applicable Law or the rules and regulations of the NYSE, approved by the Company Stockholders or the Parent Stockholders, as applicable.

Section 8.2 Extension; Waiver. At any time prior to the First Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) subject to the proviso of Section 8.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders or the Parent Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 8.3 No Other Representations or Warranties; No Survival of Representations and Warranties.

(a) Except for the representations and warranties in Article III, each of Parent and each Merger Sub acknowledges and agrees that (i) none of the Company or any of its Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) each of Parent and each Merger Sub has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of the Company or any of its Affiliates or Representatives, in making their respective determination to enter into this Agreement and proceed with the transactions contemplated hereby. Nothing herein, including this Section 8.3(a), shall eliminate or limit Parent’s or Merger Subs’ available remedies for any Fraud.

(b) Except for the representations and warranties in Article IV, the Company acknowledges and agrees that (i) none of Parent, Merger Subs or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) the Company has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of Parent, Merger Subs or any of their respective Affiliates or Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby. Nothing herein, including this Section 8.3(b), shall eliminate or limit the Company’s available remedies for any Fraud.

(c) None of the representations and warranties herein or in any schedule, instrument or other document delivered hereunder shall survive the First Effective Time.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

(a) if to Parent, Merger Sub I or Merger Sub II, to:

Centene Corporation

7700 Forsyth Boulevard

St. Louis, Missouri 63105

Attention:     Keith Williamson, Executive Vice President, General

                     Counsel and Secretary

Email:         kwilliamson@centene.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:     Paul T. Schnell

Email:          paul.schnell@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attention:     Jeremy D. London

Email:           jeremy.london@skadden.com

(b) if to the Company, to:

WellCare Health Plans, Inc.

8735 Henderson Road, Renaissance One

Tampa, FL 33634

Attention:     Anat Hakim, Executive Vice President, General

                     Counsel and Secretary

Email:          anat.hakim@wellcare.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Sarkis Jebejian

                     Michael Brueck

                     Keri Schick Norton

Email:          sarkis.jebejian@kirkland.com

                      michael.brueck@kirkland.com

                      keri.schicknorton@kirkland.com

Section 8.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been executed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (pdf)), it being understood that all Parties need not sign the same counterpart.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (other than Sections 3, 8 and 10 thereof, each of which shall terminate and be of no force or effect after the Parties’ execution and delivery hereof) (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) following the First Effective Time, (1) the rights of the holders of Converted Shares to receive the Merger Consideration in accordance with Article II, any cash in lieu of fractional shares under Section 2.3 and any dividends or other distributions payable under Section 2.5(d) and the rights of holders of Company RSUs, Company Director RSUs, Company PSUs and Company Shareholder Return PSUs to receive the consideration provided in Section 2.7 in accordance with the terms and conditions thereof, (ii) as provided in Section 5.9(e) and (iii) the Financing Sources are intended third-party beneficiaries of Section 8.1, this Section 8.6, Section 8.8, Section 8.9, Section 8.11 and the definition of Financing Sources and the constitution definitions thereof, and such provisions shall be enforceable by each Financing Source.

Section 8.7 Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that (A) either Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent and (B) Parent and either Merger Sub may assign its rights, but not its obligations, hereunder to any Financing Source; provided that in each case no such assignment shall relieve the assigning Party of its obligations hereunder or delay the consummation of the Mergers or any of the other transactions contemplated hereby. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under clause (i) of this Section 8.9, (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 8.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

(b) Notwithstanding anything to the contrary herein and without limiting Section 8.10, (i) no Party or its controlled Affiliates shall bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter, the Fee Letter or the Engagement Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) except as specifically set forth in the Commitment Letter, all claims, cross-claims, third party-claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity) in any way relating to this Agreement or the Commitment Letter, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) each Party hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement or the Commitment Letter, including any dispute arising out of or relating in any way to the Financing or the performance thereof.

Section 8.10 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Action to enforce specifically the performance of terms and provisions of this Agreement prior to the valid termination of this Agreement, the Outside Date shall be automatically extended until such Action is fully and finally resolved.

Section 8.11 Waiver of Claims Against Financing Sources. Notwithstanding anything herein to the contrary, each of the Company and Parent (and each of their respective directors, officers, general or limited partners, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity)) hereby waives any rights or claims against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives (in each case, in such capacity), in any way relating to this Agreement, the Commitment Letter, the Fee Letter or the Engagement Letter or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 8.11 shall in any way limit or modify the rights of Parent under this Agreement or any Financing Source’s obligations to Parent under the Commitment Letter, the Fee Letter or the Engagement Letter.

Section 8.12 Publicity. Each Party shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily relating to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 5.4 or Section 5.5, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 8.12, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, (c) as such Party may reasonably determine is required by applicable Law or the rules of the NYSE (provided that, to the extent not prohibited by applicable Law or the rules of the NYSE and reasonably practicable, the disclosing Party under this clause (c) shall provide the nondisclosing Parties a reasonable opportunity to review any such disclosure) or (d) in connection with any dispute between the Parties relating to this Agreement. Notwithstanding the foregoing, Parent and the Company shall issue a mutually acceptable initial joint press release announcing this Agreement.

Section 8.13 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except that each of Parent and the Company shall be responsible for 50% of the filing or registration fees payable in connection with the filing of the Form S-4 with the SEC.

Section 8.14 Construction.

(a) No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision hereof.

(b) Time Periods. When calculating the period of time prior to which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits and Disclosure Schedules. The Exhibits hereto and the Disclosure Schedules are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Disclosure Schedule corresponding to a Section in Article III or Article IV shall qualify such Section and any other Section in Article III or Article IV, as applicable, if such information’s relevance to such other Section is reasonably apparent on its face; provided, however, that the representations and warranties in (i) Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.20 and Section 3.21 or in the first sentence of each of Section 3.8(d), Section 3.9(a), Section 3.14(a) and Section 3.15(a) and (ii) in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.15, Section 4.16 and Section 4.17, in each case, shall not be qualified by any information disclosed in the Disclosure Schedule, except for information disclosed in a section of the Disclosure Schedule that expressly corresponds to such Section. Each capitalized term used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedules may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.

(l) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) has been uploaded to the “Project Gateway 2019” electronic data room maintained by in connection with the transactions contemplated hereby (including in any “clean room” areas of such data room) or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

(m) Or. Where the context permits, the word “or” shall not be exclusive and shall mean “and/or.”

Section 8.15 Definitions.

(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.15(a):

“2011 Corporate Integrity Agreement” means the Corporate Integrity Agreement, dated April 26, 2011, between the Company and the Office of Inspector General of the U.S. Department of Health and Human Services.

“Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, investigation or subpoena, civil investigative demand or other request for information (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable SAP” means, as to any insurance company, health maintenance organization or similar entity, the statutory accounting practices prescribed or permitted by applicable Law or Governmental Authorities seated in the jurisdiction where such insurance company, health maintenance organization or similar entity is domiciled and responsible for the regulation thereof.

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Beneficially Own” means, for any Person with respect to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (a) the power to vote, or to direct the voting of, such Equity Security or (b) the power to dispose of, or to direct the disposition of, such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs or arrangements and (c) employment, termination, severance, change in control, salary continuation, transaction bonus, retention or other contracts or agreements.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York, St. Louis, Missouri or Tampa, Florida are authorized or required by Law to be closed.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means any Benefit Plan (a) to which any Company Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to by any Company Entity or (c) related to which any Company Entity or any of their ERISA Affiliates has any Liability.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Director RSU” means each time-vested restricted stock unit granted to any nonemployee member of the Company Board pursuant to the Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.

“Company Equity Award” means each Company Director RSU, Company PSU, Company RSU and Company Shareholder Return PSU.

“Company IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are owned by any Company Entity or licensed, leased or used as a service (i.e., IaaS, PaaS and SaaS offerings) by any Company Entity under any written agreement (excluding any public networks).

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that (a) would prevent, materially delay or materially impede the Company’s ability to consummate the First Merger or (b) has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (b), any event, change, effect, development or occurrence arising out of any of the following shall not be such a Company Material Adverse Effect or be taken into account in determining whether such a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which any Company Entity operates;

(iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

(vi) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

(vii) (1) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Mergers or any other transaction contemplated hereby, including the impact thereof on relationships with customers, suppliers, vendors, Providers, partners, Governmental Authorities or employees, (2) the Company having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.1) or (3) the taking of any action at the written request of or with the prior written consent of Parent;

(viii) any Company Stockholder Litigation; or

(ix) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock, any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any of the Company Subsidiaries (provided that any event, change, effect, development and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Company Material Adverse Effect may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur);

provided, however, that any event, change, effect, development or occurrence referred to in the foregoing clauses (i)–(vi) may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Company Entities operate.

“Company Material Intellectual Property” means any Intellectual Property the loss of rights to which would be materially detrimental to the business of the Company Entities, taken as a whole.

“Company PSU” means each performance-vested restricted stock unit granted pursuant to the Company Stock Plan other than a Company Shareholder Return PSU.

“Company RSU” means each time-vested restricted stock unit granted pursuant to the Company Stock Plan other than a Company Director RSU.

“Company Shareholder Return PSU” means each performance-vested restricted stock unit that vests based on the attainment of total shareholder return performance metrics and that is granted pursuant to the Company Stock Plan.

“Company Software” means all Software that is used or held for use in the conduct of the business of the Company Entities as currently conducted.

“Company Stock Plan” means the Company’s 2013 Incentive Compensation Plan.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary Insurance Agreements” means (a) all of the insurance agreements written by a Company Regulated Subsidiary listed in the Company Disclosure Schedule, (b) all other insurance agreements written by such Company Regulated Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Company Disclosure Schedule written by a Company Regulated Subsidiary between the date hereof and the Closing Date and (c) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Company Wiring Instructions” means the wiring instructions disclosed in Section 8.15(a) of the Company Disclosure Schedule or any other wiring instructions that the Company delivers to Parent in writing in lieu thereof.

“Compliant Document” means the financial statements of any Company Entity document included in the Required Information that is available to Parent on the first day of the Marketing Period that would be sufficiently current on any day during the Marketing Period beginning on such day to permit (a) a registration statement filed by the Company using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (b) the Company’s or any Company Entities’ independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures and including negative assurance) on the last day of the Marketing Period.

“Confidentiality Agreement” means the letter agreement, dated February 20, 2019, by and between Parent and the Company.

“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any legally binding written or oral note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other legally binding contract, agreement, commitment, instrument, understanding or obligation.

“Disclosure Schedule” means the Company Disclosure Schedule or the Parent Disclosure Schedule.

“Employer Group” means any commercial employer, association, labor union, trust or other commercial group of individuals or Persons that legally contract to provide health benefits on behalf of their eligible employees, members or beneficiaries.

“Environmental Claim” means any Action alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b) from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement dated as of July 23, 2018, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Financing Sources” means the Persons (including the parties to the Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Fraud” means a misrepresentation or omission of a material fact in the making of the representations and warranties contained in this Agreement, which the Person making such misrepresentation or omission knew to be false, which was made with the intent to induce reliance by another Person and upon which such other Person reasonably relied.

“GAAP” means generally accepted accounting principles in the United States.

“Government Sponsored Health Care Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including any subregulatory guidance issued thereunder, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act and any state’s applicable Laws implementing the Medicaid program and (c) any other federal health care program as defined in 42 U.S.C. 1320a-7b.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability under any applicable Environmental Law arising from injury to persons, property or resources.

“Health Care Laws” means all applicable Laws relating to the provision of health care, including those relating to (a) any Permit, or the licensure, certification, qualification or authority, to transact business in connection with the provision of, payment for or arrangement of health care services, health benefits or health insurance, including applicable Laws that regulate Providers, managed care, third-party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services, including all applicable Laws relating to Health Care Programs under which any Company Regulated Subsidiary or Parent Regulated Subsidiary, as applicable, is required to be licensed or authorized to transact business, (b) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (c) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims or benefits or processing or payment for health care items and services, treatment or supplies furnished by Providers, including the provision of the services of third-party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (d) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et. seq., commonly referred to as the Controlled Substances Act, and any similar state laws governing the prescribing or dispensing of controlled substances, (e) the Consolidated Omnibus Budget Reconciliation Act of 1985, (f) ERISA, (g) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (h) the Medicare Improvements for Patients and Providers Act of 2008, (i) privacy, security, integrity, accuracy, management, processing, exchange, disclosure, transmission, storage or other protection of information about or belonging to individuals, including actual or prospective participants in the Company’s Health Care Programs or other lines of business, including HIPAA and any other applicable Laws relating to medical information, (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (k) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries for prescription drugs or controlled substances, (l) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law,” (m) the U.S. Food and Drug Administration, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (n) professional standards that apply to Providers, (o) restricting the corporate practice of medicine or fee splitting by licensed health care professionals, (p) the practice of pharmacy, the operation of pharmacies or the wholesale distribution, dispensing, labeling, packaging, repackaging, handling, advertising, adulteration or compounding of drug products, controlled substances, medical devices, medical equipment or medical waste, (q) the provision of pharmacy benefit management, utilization review and health care discount card programs and services, (r) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third-party payor, (s) health care risk sharing products, services and arrangements and (t) consumer protection or unfair trade practices, including any state unfair and deceptive trade acts.

“Health Care Programs” means all lines of business, programs and types of services offered by any Company Entity or any Parent Entity that involve or relate to providing, arranging to provide, reimbursing or otherwise administering health care services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, administrative services only (ASO) and network rental, including self-funded group health plans.

“HIPAA” means 42 U.S.C. §§ 1320d–1320d-8 and 45 C.F.R. Parts 160, 162 and 164.

“HIPAA Commitments” means those Privacy/Cybersecurity Requirements for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (c) obligations related to hedging, swaps or similar arrangements and (d) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (a)–(c) (other than parental guaranties to Governmental Authorities).

“Insurance Laws” means all state and federal laws, regulations, subregulatory guidance, bulletins, licensure standards, permits, approvals or other requirements applicable to the provision of, payment for or arrangement of any type of insurance coverage, including health insurance, life insurance, disability insurance, long term care insurance, critical illness insurance, specific disease insurance, travel insurance, travel health insurance, reinsurance, home insurance, renters insurance, vehicle insurance, and liability insurance.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, social media accounts, usernames and other online identifiers, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, databases and database rights, and rights in collections of data, (d) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (e) Software and (f) all applications and registrations for the foregoing.

“Knowledge” means the actual knowledge of (a) for Parent, the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule under the heading “Knowledge” (the “Parent Knowledge Persons”) and (b) for the Company, the individuals listed in Section 8.15(a) of the Company Disclosure Schedule under the heading “Knowledge” (the “Company Knowledge Persons”), in each case, following reasonable inquiry of the individuals with principal management responsibility for the applicable subject matter; provided that none of the Parent Knowledge Persons or Company Knowledge Persons shall have any personal liability or obligations hereunder regarding such knowledge.

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements enacted, adopted, promulgated, issue or applied by a Governmental Authority, including all Antitrust Laws, Environmental Laws, Health Care Laws and Insurance Laws.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout which Parent has the Required Information; provided that if the financial statements included in the Required Information that is available to Parent on the first day of any such fifteen (15) consecutive Business Day period would not qualify as a Compliant Document on any day during such fifteen (15) consecutive Business Day period, then a new fifteen (15) consecutive Business Day period shall commence upon Parent receiving updated Required Information that qualifies as a Compliant Document on the last day of such fifteen (15) consecutive Business Day period; provided, further, that the delivery of additional financial statements shall not cause the Marketing Period to restart once it has been completed (except in accordance with the first proviso above); provided, further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such fifteen (15) consecutive Business Day period, the Company’s or any Company Entities’ independent auditors withdraw its audit opinion for any of the financial statements in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Company’s or any Company Entities’ independent auditors or (2) the Company publicly announces any intention to restate any financial statements of the Company included in the Required Information or the Company has determined that any such restatement is under consideration or is probable, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required; provided, further, that such fifteen (15) consecutive Business Day period shall not be required to be consecutive to the extent it would include any date from July 3, 2019 through and including July 5, 2019, any date from November 27, 2019 through and including November 29, 2019, July 2, 2020 or July 3, 2020 (which dates shall not count for purposes of the 15 consecutive Business Day period), and if such period has not ended on or before August 16, 2019, it shall not commence before September 3, 2019, and if such period has not ended on or before December 13, 2019, it shall not commence before January 6, 2020, and if such period has not ended on or before August 21, 2020, it shall not commence before September 8, 2020, and in no event shall such fifteen (15) consecutive Business Day period extend beyond the Outside Date. Notwithstanding the foregoing, (i) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained in the amount contemplated under the Commitment Letter as in effect as of the date hereof, and (ii) whether or not commenced, if the final day of the Marketing Period would otherwise be later than the third Business Day prior to the Outside Date, then the final day of the Marketing Period shall be deemed to be the third Business Day prior to the Outside Date. If the Company shall in good faith reasonably believe that it has provided the Required Information to Parent and that the Required Information qualifies as a Compliant Document, the Company may deliver to Parent a written notice to that effect (stating the date on which it believes it completed such delivery), in which case the Company shall be deemed to have complied with the requirement to deliver Required Information that qualifies as a Compliant Document (in which case, such fifteen (15) consecutive Business Day period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes that the Company has not completed the delivery of Required Information that qualifies as a Compliant Document and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information Parent believes the Company has not delivered or does not qualify as a Compliant Document at that time); provided that it is agreed that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered and qualifies as a Compliant Document).

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Benefit Plan” means any Benefit Plan (a) to which any Parent Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any Parent Entity or (c) related to which any Parent Entity or any of their ERISA Affiliates has any Liability.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company concurrently with Parent’s execution and delivery hereof.

“Parent Entities” means Parent and the Parent Subsidiaries.

“Parent Equity Awards” means each Parent PSU, Parent RSA, Parent RSU and Parent Stock Option.

“Parent IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are owned by any Parent Entity or licensed, leased or used as a service (i.e., IaaS, PaaS, and SaaS offerings) by any Parent Entity under any written agreement (excluding any public networks).

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that (a) would prevent, materially delay or materially impede Parent’s ability to consummate the First Merger or (b) has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Parent Entities, taken as a whole; provided, however, that, solely for purposes of a Parent Material Adverse Effect under this clause (b), any event, change, effect, development or occurrence arising out of any of the following shall not be such a Parent Material Adverse Effect or be taken into account in determining whether such a Parent Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which any Parent Entity operates;

(iii) any change in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

(iv) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

(vi) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

(vii) (1) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Mergers or any other transaction contemplated hereby, including the impact thereof on relationships with customers, suppliers, vendors, Providers, partners, Governmental Authorities or employees, (2) Parent having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.2) or (3) the taking of any action at the written request of or with the prior written consent of Parent;

(viii) any Parent Stockholder Litigation; or

(ix) any decline, in and of itself, in the trading price or trading volume of the Parent Common Stock, any failure by Parent to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of Parent or any of the Parent Subsidiaries (provided that any event, change, effect, development and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Parent Material Adverse Effect may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur);

provided, however, that any event, change, effect, development or occurrence referred to in the foregoing clauses (i)–(vi) may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Parent Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Parent Entities operate.

“Parent Material Intellectual Property” means any Intellectual Property the loss of rights to which would be materially detrimental to the business of the Parent Entities, taken as a whole.

“Parent PSU” means each performance-vested restricted stock unit granted pursuant to a Parent Stock Plan.

“Parent RSA” means each restricted stock award granted pursuant to a Parent Stock Plan.

“Parent RSU” means each time-vested restricted stock unit granted pursuant to a Parent Stock Plan.

“Parent Software” means all Software that is used or held for use in the conduct of the business of the Parent Entities as currently conducted.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the First Merger.

“Parent Stock Option” means each option to purchase shares of Parent Common Stock granted pursuant to a Parent Stock Plan.

“Parent Stock Plan” means any of Parent’s (a) 2012 Stock Incentive Plan, (c) Amended and Restated 2003 Stock Incentive Plan and (c) 2000 Stock Plan.

“Parent Stock Value” means the volume weighted average of the sale prices per share of Parent Common Stock for the ten (10) full consecutive trading days ending on and including the Business Day prior to the Closing Date (as such volume weighted average is reported by Bloomberg or, if not reported by Bloomberg, as reported by another authoritative source).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Subsidiary” means any Subsidiary of Parent (excluding the Company Entities).

“Parent Subsidiary Insurance Agreements” means all insurance agreements written by any Parent Regulated Subsidiary and renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Parent Wiring Instructions” means the wiring instructions disclosed in Section 8.15(a) of the Parent Disclosure Schedule or any other wiring instructions that Parent delivers to the Company in writing in lieu thereof.

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Lien” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title relating to Liabilities reflected in (i) for any Company Entity, the Company SEC Financial Statements or (ii) for any Parent Entity, the Parent SEC Financial Statements, in each case, publicly filed prior to the date hereof, (c) for any real property, ordinary course Liens in favor of landlords and prime landlords granted under applicable leases or zoning, building or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities or defects in title, none of which (i) interfere, individually or in the aggregate, in any material respect with the present use of or occupancy of such real property, (ii) have a material effect on the value or use of such real property or (iii) would materially impair the ability to transfer such real property, (d) nonexclusive, revocable licenses of Intellectual Property in the ordinary course of business or (e) (i) with respect any Company Entity, any Liens that are not material to the Company Entities, taken as a whole, or (ii) with respect any Parent Entity, any Liens that are not material to the Parent Entities, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any data and other information that is capable of identifying a natural person, directly or indirectly, in particular by reference to an identifier such as a name, identification number, location data or an online identifier or to one (1) or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person, and is regulated by one or more Laws; provided that Personal Information includes “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103) and all other individually identifiable health information.

“Privacy/Cybersecurity Requirements” means all Laws, Contracts, and policies, governing (a) privacy of Personal Information, (b) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction or disclosure of or other activity regarding Personal Information or (c) cybersecurity, each of the foregoing clauses (a)–(c) above as applicable to the Company Entities or to the Parent Entities or to which the Company Entities or the Parent Entities are party, including the Company Entities’ or the Parent Entities’, as applicable, internal and public-facing privacy policies, provided that Privacy/Cybersecurity Requirements includes all Laws (including HIPAA), Contracts to which a Company Entity or Parent Entity is a party and that regulate or govern the treatment of Personal Information, and policies, applicable to (i) privacy and security standards and other requirements for the protection of electronic health information, (ii) electronic data transaction standards and code sets, (iii) standard unique identifiers for employers, providers or health plans (as applicable), (iv) “business associate” relationships, within the meaning of HIPAA, (v) privacy of individually identifiable health information, and (vi) all other applicable provisions of HIPAA and any comparable state, local and foreign Laws relating to medical records, medical or health information privacy, data protection or security.

“Provider Contracts” means a Contract between any Company Entity, on the one hand, and a Provider, on the other hand, under which a Provider provides or arranges health care services to a beneficiary under the terms of a health insurance or health benefits program established or administered by any Company Entity.

“Providers” means all physicians, physician groups, medical groups and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Regulated Business” means an entity required to be certified, registered or licensed, as applicable, as an insurance company, health maintenance organization, health care service plan, health care service contractor, health care services organization, third-party administrator of benefits (including any independent adjuster), preferred provider program administrator, preferred provider network, organized delivery system, utilization review organization, utilization review agent, utilization review company, private review agent, independent review organization, provider of telephone medical advice or other entity required to be certified, registered or licensed, as applicable, under applicable Health Care Laws or Insurance Laws.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer programs (whether in source code, object code or other form), including any and all implementations, databases and compilations thereof, and all documentation, including specifications, user manuals and training materials, related to any of the foregoing.

“Stock Award Exchange Ratio” means the sum of (a) the Exchange Ratio, plus (b) the quotient of (i) the Per-Share Cash Amount, divided by (ii) the Parent Stock Value.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (a) of which at least a majority of the Equity Securities in, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (b) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Surviving Entity” means (a) until the Second Effective Time, the Surviving Corporation and (b) from and after the Second Effective Time, the Final Surviving Company.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other similar charges on or related to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties.

“Willful Breach” means, for any Party, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder in any material respect; provided that, at the time of such breach or failure, one (1) or more of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge that the act or omission resulting in such breach or failure was a breach of, or failure to perform or comply with, any of such Party’s covenants or agreements hereunder in any material respect.

(b) In addition to the defined terms in Section 8.15(a), as used herein, each capitalized term listed below has the meaning specified in the Section set forth opposite such term.

2017 Company PSU	Section 2.7(d)
2017 Company RSU	Section 2.7(a)
2018 Adjusted PSU	Section 2.7(e)
2018 Company PSU	Section 2.7(e)
2018 Company RSU	Section 2.7(c)
2019 Adjusted PSU	Section 2.7(f)
2019 Bonus	Section 5.13(e)
2019 Company PSU	Section 2.7(f)
2019 Company Shareholder Return PSU	Section 2.7(g)
2020 Annual Bonus	Section 5.13(f)
Acceptable Company Confidentiality Agreement	Section 5.4(i)(i)
Acceptable Parent Confidentiality Agreement	Section 5.5(i)(i)
Adjusted RSU	Section 2.7(c)
Adjusted Shareholder Return PSU	Section 2.7(g)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 5.4(d)
Alternative Company Acquisition Proposal	Section 5.4(i)(ii)
Alternative Financing	Section 5.10(c)
Alternative Parent Acquisition Agreement	Section 5.5(d)
Alternative Parent Acquisition Proposal	Section 5.5(i)(ii)
Annual Cap	Section 5.9(c)
Antitrust Division	Section 5.8(c)
Applicable Time	Section 7.3(a)(ii)
Appraisal Share	Section 2.4
Bankruptcy and Equitable Exceptions	Section 3.3(a)
Book-Entry Share	Section 2.1(b)
Burdensome Condition	Section 5.8(b)
Capitalization Date	Section 3.2(b)
Certificate	Section 2.1(b)
Certificate of Merger	Section 1.2(b)
Closing	Section 1.1
Closing Date	Section 1.1
Combined Company	Section 5.8(b)
Commitment Letter	Section 4.15
Company	Preamble
Company Alternative Transaction Termination Fees	Section 7.3(b)(iii)
Company Capital Stock	Section 3.2(a)
Company Change of Recommendation	Section 5.4(d)
Company Directors	Section 5.16
Company Entities,	Section 3.1(c)
Company Financial Advisor	Section 3.21
Company Incentive Plan	Section 5.13(e)
Company Indemnification Agreements	Section 5.9(a)
Company Intervening Event	Section 5.4(i)(iii)
Company Intervening Event Termination Fee	Section 7.3(b)(i)
Company IP Agreements	Section 3.14(a)(xii)

Company Leased Real Property	Section 3.12	(b)(i)
Company Material Contract	Section 3.14	(a)
Company Note Offers and Consent Solicitations	Section 5.10	(g)
Company No-Vote Fee	Section 7.3	(b)(iv)
Company No-Vote Termination	Section 7.3	(b)(iv)
Company Policy	Section 3.19	(b)
Company Preferred Stock	Section 3.2	(a)
Company Qualified Plan	Section 5.13	(d)
Company Real Property Leases	Section 3.12	(b)(i)
Company Recommendation	Section 3.3	(b)
Company Recommendation Change Notice	Section 5.4	(e)(iii)
Company Record Date	Section 5.3	(c)
Company Registered Intellectual Property	Section 3.15	(a)
Company Regulated Subsidiary	Section 3.8	(d)
Company SEC Documents	Section 3.5	(a)
Company SEC Financial Statements	Section 3.5	(b)
Company Significant Subsidiary	Section 3.1	(c)
Company Stockholder Approval	Section 3.3	(a)
Company Stockholder Litigation	Section 5.14	(a)
Company Stockholders Meeting	Section 5.3	(c)
Company Subsidiary	Section 3.1	(c)
Company Subsidiary SAP Statements	Section 3.5	(h)
Company Subsidiary Statements	Section 3.5	(i)
Company Tail Fee	Section 7.3	(b)(v)
Company Termination Fees	Section 7.3	(b)(v)
Consent	Section 3.4	(b)
Consent Solicitations	Section 5.10	(g)
Continuing Employee	Section 5.13	(a)
Converted Share	Section 2.1	(a)(ii)
DGCL	Section 1.2	(a)
Divestiture Action	Section 5.8	(b)
Engagement Letter	Section 4.15
Exchange Agent	Section 2.5	(a)
Exchange Fund	Section 2.5	(b)(i)
Exchange Ratio	Section 2.1	(a)(ii)
Expired Contract	Section 3.14	(a)(ii)
Fee Letter	Section 4.15
Filing	Section 3.4	(b)
Final Surviving Company	Section 1.3	(a)
Financing	Section 4.15
First Effective Time	Section 1.2	(b)
First Merger	Section 1.2	(a)
Form S-4	Section 5.3	(a)
Form S-4 Effectiveness Time	Section 5.3	(b)
FTC	Section 5.8	(c)
Higher Company Alternative Transaction Termination Fee	Section 7.3	(b)(iii)

Higher Parent Alternative Transaction Termination Fee	Section 7.3	(a)(iii)
HSR Clearance	Section 6.1	(e)
Indemnified Person	Section 5.9	(g)
Joint Proxy Statement	Section 5.3	(a)
Legal Restraint	Section 6.1	(c)
Liabilities	Section 3.5	(g)
Lower Company Alternative Transaction Termination Fee	Section 7.3	(b)(ii)
Lower Parent Alternative Transaction Termination Fee	Section 7.3	(a)(ii)
Merger Consideration	Section 2.1	(a)(ii)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Section 1.3	(a)
New Plans	Section 5.13	(c)
Notes	Section 5.10	(g)
Offers to Exchange	Section 5.10	(g)
Offers to Purchase	Section 5.10	(g)
Open Source Software	Section 3.15	(d)(v)
Outside Date	Section 7.1	(b)(i)
Outstanding Company Equity Securities	Section 3.2	(b)
Outstanding Parent Equity Securities	Section 4.2	(b)
Parent	Preamble
Parent Alternative Transaction Termination Fees	Section 7.3	(a)(iii)
Parent Capital Stock	Section 4.2	(a)
Parent Change of Recommendation	Section 5.5	(d)
Parent Financial Advisors	Section 4.17	(b)
Parent Intervening Event	Section 5.5	(i)(iii)
Parent Intervening Event Termination Fee	Section 7.3	(a)(i)
Parent No-Vote Fee	Section 7.3	(a)(iv)
Parent No-Vote Termination	Section 7.3	(a)(iv)
Parent Preferred Stock	Section 4.2	(a)
Parent Qualified Plan	Section 5.13	(d)
Parent Recommendation	Section 4.3	(b)
Parent Recommendation Change Notice	Section 5.5	(e)(iii)
Parent Record Date	Section 5.3	(d)
Parent Registered Intellectual Property	Section 4.13	(a)
Parent Regulated Subsidiary	Section 4.8	(d)(i)
Parent Regulatory Termination Fee	Section 7.3	(a)(vi)
Parent SEC Documents	Section 4.5	(a)
Parent SEC Financial Statements	Section 4.5	(b)
Parent Significant Subsidiary	Section 4.1	(c)
Parent Stockholder Approval	Section 4.3	(a)
Parent Stockholder Litigation	Section 5.14	(b)
Parent Stockholders Meeting	Section 5.3	(d)
Parent Tail Fee	Section 7.3	(a)(v)
Parent Termination Fees	Section 7.3	(a)(vi)

Parent Welfare Company Benefit Plans	Section 5.13(c)
Parties	Preamble
Payoff Letter	Section 5.10(h)
Per-Share Cash Amount	Section 2.1(a)(ii)
Pre-Signing Company Reports	Article III
Pre-Signing Parent Reports	Article IV
Prohibited Amendments	Section 5.10(a)
Qualifying Termination	Section 5.13(f)
Regulatory Concessions	Section 5.8(b)
Regulatory Concessions Process	Section 5.8(d)
Required Consents	Section 6.1(e)
Required Filings	Section 6.1(e)
Required Funding Amount	Section 4.15
Required Information	Section 5.10(d)
Second Certificate of Merger	Section 1.3(b)
Second Effective Time	Section 1.3(b)
Second Merger	Section 1.3(a)
Section 262	Section 2.4
Specified Filings and Consents	Section 3.4(b)(iv)
Stock Award Reference Date	Section 5.17
Subsequently Converted Share	Section 2.4
Superior Company Acquisition Proposal	Section 5.4(i)(iv)
Superior Parent Acquisition Proposal	Section 5.5(i)(iv)
Surviving Corporation	Section 1.2(a)
Takeover Laws	Section 3.3(c)

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Name: Michael F. Neidorff
Title: Chairman and Chief Executive Officer

WELLINGTON MERGER SUB I, INC.

By:	/s/ Jesse N. Hunter
Name: Jesse N. Hunter
Title: President

WELLINGTON MERGER SUB II, INC.

By:	/s/ Jesse N. Hunter
Name: Jesse N. Hunter
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

WELLCARE HEALTH PLANS, INC.

By:	/s/ Kenneth A. Burdick
Name: Kenneth A. Burdick
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]